UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Planet Fitness, Inc.

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PLANET FITNESS, INC.

4 Liberty Lane West

Hampton, NH 03842

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Fitness, Inc. (“the Company”) will be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199 at 2:00 p.m. Eastern Time on May 2, 2018, for the following purposes:

1.	Elect the two director nominees named in the Proxy Statement to serve until the 2021 annual meeting of stockholders;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018;

3.	Approval of the 2018 Planet Fitness Employee Stock Purchase Program;

4.	Approval of, on an advisory basis, the compensation of the Company’s named executive officers;

5.	Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

6.	Transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.

March 12, 2018 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 4 Liberty Lane West, Hampton, New Hampshire 03842, during ordinary business hours, from April 22, 2018 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote in person, your proxy will not be used.

If you need assistance voting your shares, please call Investor Relations at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

You may attend the Annual Meeting and vote your shares in person, even if you previously voted by the Internet, by telephone or returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Hampton, New Hampshire, voting again by Internet or telephone, or attending the Annual Meeting and voting in person. If you are a registered shareholder (meaning you hold your shares in your name), you must present valid identification to attend the meeting. If you are a beneficial shareholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present proof of ownership to attend the meeting.

We look forward to seeing you. Thank you for your ongoing support of and interest in Planet Fitness, Inc.

By Order of the Board of Directors,

/s/ Justin Vartanian
Justin Vartanian General Counsel and Secretary

March 21, 2018

Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on May 2, 2018. Stockholders may access, view and download the 2018 Proxy Statement and the 2017 Annual Report at www.proxyvote.com.

PLANET FITNESS, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 2, 2018

INTRODUCTION

This Proxy Statement provides information for stockholders of Planet Fitness, Inc. (“we,” “us,” “our,” “Planet Fitness” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.0001 per share, for use at the Company’s annual meeting of stockholders to be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199 at 2:00 p.m. Eastern Time on May 2, 2018, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the two director nominees named in the Proxy Statement to serve until the 2021 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018;

3.	Approval of the 2018 Planet Fitness Employee Stock Purchase Program;

4.	Approval of, on an advisory basis, the compensation of the Company’s named executive officers;

5.	Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

6.	Transact such other business as may properly come before the meeting or any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2017 Annual Report on Form 10-K, is being mailed to stockholders on or about March 22, 2018. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.

Why are we providing these materials?

Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on Tuesday, May 2, 2018 at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199 beginning at 2:00 p.m. Eastern Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein.

What information is contained in this Proxy Statement?

This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.

What proposals will be voted on at the Annual Meeting?

There are five proposals scheduled to be voted on at the Annual Meeting:

•	Election of the two director nominees named in this Proxy Statement to serve until the 2021 annual meeting of stockholders;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018;

•	Approval of the 2018 Planet Fitness Employee Stock Purchase Program;

•	Approval of, on an advisory basis, the compensation of our named executive officers; and

•	The frequency of the vote to approve, on an advisory basis, the compensation of our named executive officers.

We will also consider other business that properly comes before the Annual Meeting.

What shares can I vote?

You may vote all shares of common stock that you owned as of the close of business on the record date, March 12, 2018. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.

As of March 12, 2018, there were 87,505,487 shares of Class A common stock outstanding and 10,892,740 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

A list of stockholders will be available at our headquarters at 4 Liberty Lane West, Hampton, New Hampshire 03842 for a period of at least ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•	In person—you may attend the Annual Meeting and cast your vote there. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.

•	By proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet at www.proxyvote.com;

•	by using a toll-free telephone number noted on your proxy card; or

•	by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on May 1, 2018.

If you properly cast your vote by either voting your proxy via the Internet, by telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

What is a proxy holder?

We are designating Dorvin Lively, our President & Chief Financial Officer, and Justin Vartanian, our General Counsel and Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•	“ FOR ” the election of the Board’s nominees;

•	“ FOR ” the ratification of the appointment of KPMG LLP;

•	“ FOR ” the approval of the 2018 Planet Fitness Employee Stock Purchase Program;

•	“ FOR ” the advisory approval of the compensation of our named executive officers; and

•	“ ONE YEAR ” for the frequency of future advisory votes on executive compensation.

May my broker vote for me?

If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.

What are abstentions and broker non-votes?

An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?

Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•	Entering a new vote online;

•	Entering a new vote by telephone;

•	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or

•	Attending the Annual Meeting and voting in person.

What constitutes a quorum for the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of Class A and Class B common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 87,505,487 shares of Class A common stock outstanding and 10,892,740 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.

What vote is required to approve the election of directors (Proposal 1)?

Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.

What vote is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2)?

Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

What vote is required to approve the 2018 Planet Fitness Employee Stock Purchase Program (Proposal 3)?

Proposal 3 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 3. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

What vote is required for the advisory approval of the compensation of our named executive officers (Proposal 4)?

Proposal 4 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 4. Because the proposal to approve the compensation paid to named executive officers for the fiscal year ended December 31, 2017 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

What vote is required to approve the frequency of future advisory votes on executive compensation (Proposal 5)?

The frequency of future advisory votes on executive compensation selected by stockholders will be the frequency receiving the highest number of votes cast. You may vote “1 year”, “2 years” or “3 years” or abstain from voting on Proposal 5. Because the proposal to approve the frequency of future advisory votes on executive compensation is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of Proposal 5.

What does it mean if I receive more than one Notice?

You may receive more than one Notice, if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.

How are votes counted?

Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days on a Current Report on Form 8-K.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.

Who pays for costs relating to the proxy materials and Annual Meeting?

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.

Who can attend the Annual Meeting?

Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must also present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

Who should I call if I have any questions?

If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call us at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

PROPOSAL 1:

Election of Directors

Our business operates under the direction of our Board, which currently consists of six directors. In accordance with our Restated Certificate of Incorporation, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2019, 2020, and 2018, respectively. Christopher Rondeau and Frances Rathke are the Class III directors whose terms expire at the Company’s 2018 Annual Meeting of stockholders. Our Board has nominated, and stockholders are being asked to reelect, Mr. Rondeau and Ms. Rathke for three-year terms expiring at our 2021 annual meeting of stockholders. If elected, the nominees will each hold office until our 2021 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.

Each of the two nominees currently serves as a director of the Company. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material is shown later in this Proxy Statement.

The Board recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS

The following table sets forth the name, age, and position, as of March 12, 2018, of individuals who currently serve as directors on our Board.

Name	Age	Position
Chris Rondeau	45	Chief Executive Officer and Director
Frances Rathke	57	Director
Stephen Spinelli, Jr.	62	Chairman of the Board
David Berg	55	Director
Craig Benson	63	Director
Cammie Dunaway	55	Director

Class I—Directors with Terms Expiring in 2019

Craig Benson has served on our Board since July 2017. Gov. Craig Benson serves as the Chief Executive Officer at Soft Draw Investments, LLC. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Gov. Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Gov. Benson co-founded Cabletron Systems, Inc., a leading provider of networking solutions, and thereafter served as its Chairman from 1983 to July 1999. Gov. Benson served at various times as Cabletron’s CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He currently serves as Trustee of Lahey Health System, Inc. and is a member of the Board of Trustees at Lahey Hospital & Medical Center. He also serves as the Vice Chairman of the Trustees of Babson College. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 1, 2013. Gov. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, the University of New Hampshire and Grand Valley State University. Because of his franchising and executive leadership experience, we believe Gov. Benson is well qualified to serve on our Board.

Cammie Dunaway has served on our Board since October 2017. Ms. Dunaway is a private consultant who supports organizations with strategic initiatives to accelerate growth and innovation, and coaches leaders on how to achieve maximum results, impact and enjoyment. Ms. Dunaway previously served as the U.S. President and Global Chief Marketing Officer of KidZania, an international location-based entertainment concept focused on children’s role-playing activities, from October 2010 to December 2014 and remains an advisor to the company. From October 2007 to October 2010, Ms. Dunaway served as Executive Vice President for Nintendo, with oversight of all sales and marketing activities for the company in the United States, Canada and Latin America. Before joining Nintendo, Ms. Dunaway was Chief Marketing Officer for Yahoo! from June 2003 to November 2007. Prior to joining Yahoo!, Ms. Dunaway was at Frito-Lay for 13 years in various leadership roles in sales and marketing, including serving as the company’s Chief Customer Officer and as Vice President of Kids and Teens brands. Ms. Dunaway has served as a member of the Board of Directors for Red Robin Gourmet Burgers, Inc. since 2014, serving as the Chair of the Nominating & Governance Committee, as well as a member of the Compensation Committee. She previously served as a member of the Board of Directors for Marketo, Inc. from 2015 to 2016, and for Brunswick Industries from 2006 to 2014. Ms. Dunaway holds a Bachelor of Science degree in business administration from the University of Richmond and an M.B.A. from Harvard Business School. Because of her extensive experience in brand management and retail concepts, we believe Ms. Dunaway is well qualified to serve on our Board.

Class II—Directors with Terms Expiring in 2020

Stephen Spinelli, Jr. has served on our Board since January 2012 and as Chairman of our Board since May 2017. He currently serves as Chancellor of Thomas Jefferson University, a position he has held since June 2017.

Previously, Dr. Spinelli served as President of Philadelphia University from June of 2007 until June 2017. Dr. Spinelli co-founded Jiffy Lube International, Inc. in 1979 under the leadership of his college football coach. Three years later, Dr. Spinelli became a franchisee and remained a director of the Company. He grew to become Jiffy Lube’s largest franchisee. Dr. Spinelli has also previously served as Chief Executive Officer of the American Oil Change Corporation. He also currently serves on the Board of Advisors of the Berwind Corporation. He received his Ph.D. in economics from The Management School, Imperial College, University of London, his M.B.A. from Babson College and his Bachelor’s Degree in Economics from McDaniel College. Because of his experience in franchising and as an entrepreneur, we believe Dr. Spinelli is well qualified to serve on our Board.

David Berg has served on our Board since September 2015. He most recently served as Chief Executive Officer of Carlson Hospitality Group from May 1, 2015 until March 1, 2017, where he led the Carlson corporate center and managed the global hotel business. Mr. Berg previously served as Chief Executive Officer and Chief Customer Service Officer for Z Wireless, the fastest growing reseller of Verizon services. Mr. Berg also served as Executive Vice President and President of Outback Steakhouse International, overseeing more than 200 restaurants in 20 countries. Additionally, Mr. Berg served as Chief Operating Officer of GNC Holdings Inc. Prior to that, he was Executive Vice President and Chief Operating Officer of Best Buy International. Mr. Berg currently serves on the board of directors for the Miller Retailing Center at the University of Florida and the Walker Art Center. He received a Bachelor of Arts degree in economics from Emory University and a law degree, with honors, from the University of Florida College of Law. Because of his experience in consumer brands, we believe Mr. Berg is well qualified to serve on our Board.

Class III—Directors with Terms Expiring in 2018

Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer since 2003. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role working side by side with them to develop and refine the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry. Because of his leadership experience, role as Chief Executive Officer and history with Planet Fitness, we believe Mr. Rondeau is well qualified to serve on our Board.

Frances Rathke has served on our Board since August 2016. Ms. Rathke previously served as Chief Financial Officer and Treasurer of Keurig Green Mountain, Inc. for 12 years, where she was responsible for leading the company’s finance organization, overseeing $1.5 billion in acquisitions and playing a leading role in capital raises and strategic investments. Prior to Keurig, she was interim Chief Financial Officer for Wild Oats Markets, Inc. Prior to her role at Wild Oats, Ms. Rathke served as Chief Financial Officer and Secretary for 11 years at Ben & Jerry’s Homemade, Inc. where she oversaw the company’s overall financial plans, policies and procedures, after serving there as Controller. Ms. Rathke is a current member of the Board of Directors of Green Mountain Power Corporation, Citizens Cider and the Flynn Center for Performing Arts. Ms. Rathke is a Certified Public Accountant (inactive), with a Bachelor of Science degree in Accounting from the School of Business at the University of Vermont. Because of her experience in consumer brands and her financial expertise, we believe Ms. Rathke is well qualified to serve on our Board.

CORPORATE GOVERNANCE

Corporate Governance Highlights

As corporate governance is key to a strong and accountable Board, we strive to adopt practices that will promote the long-term interests of the Company and its stockholders, including the below examples.

✓	Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the Compensation Committee of the Board

✓	Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors, Executive Officers and other Employees	✓	Limitation on Management Directors. Our CEO is the only member of management to serve as a director

✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Audit Committee Approval Required for Related Party Transactions

✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	No “Poison Pill” (Stockholder Rights Plan)

✓	Independent Executive Compensation Consultant	✓	Commitment to Diversity

✓	Risk Oversight by the Board and Committees	✓	No excise tax gross-ups on severance or change in control payments or benefits

✓	Annual Board and Committee Self Evaluations	✓	Established Whistleblower Policy

✓	Separate offices of chair of the Board and CEO. Current chair of the Board is Stephen Spinelli, Jr.	✓	Established Director and Senior Officer Stock Ownership Guidelines

Board Composition and Director Independence

Our business and affairs are managed under the direction of the Board. Our Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than 15 directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:

•

Class I, which consists of Craig Benson and Cammie Dunaway. The terms of Gov. Benson and Ms. Dunaway will continue until our 2019 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal.

•

Class II, which consists of David Berg and Stephen Spinelli, Jr. The terms of Dr. Spinelli and Mr. Berg will continue until our 2020 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal; and

•

Class III, which consists of Frances Rathke and Chris Rondeau, whose terms will continue until the Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal.

At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third party take-over attempts as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board annually to ensure their interests are represented.

Amendments to certain provisions of our certificate of incorporation and bylaws, including the classified board provision, require the approval of holders of at least 75% of the voting power of our outstanding shares of capital stock. The Company believes this heightened threshold is appropriate as it relates to fundamental elements of our corporate governance. The provision does not preclude changes being made to governing documents but rather it requires broad stockholder consensus in order to effect change. By requiring a 75% stockholder vote, the Board is better positioned to protect the Company from third-party takeover attempts and encourage those interested in acquiring the Company to negotiate directly with the Board.

Our Board has determined that Dr. Spinelli, Ms. Dunaway, Ms. Rathke and Mr. Berg qualify as independent directors under the rules of the NYSE. In making this determination, the Board considered the relationships that Dr. Spinelli, Ms. Dunaway, Ms. Rathke and Mr. Berg have with our Company and all other facts and circumstances that the Board deemed relevant in determining their independence.

Board of Directors Leadership Structure

We currently separate the offices of the chair of the Board and chief executive officer of the Company, with Dr. Spinelli serving as non-executive chair, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the Company believes that having a separate chief executive officer and chair allows Mr. Rondeau to focus on his role as chief executive officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Dr. Spinelli serves as a key source of communication between the independent directors and the chief executive officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and presides at regularly scheduled meetings of the independent directors.

Board Meetings, Attendance and Committees

Our Board met twelve times during 2017. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2017. The Board also approved certain actions by unanimous written consent.

It is our policy that our directors attend annual meetings of stockholders. All then-current directors attended the 2017 Annual Meeting of Stockholders.

As of the date of this Proxy Statement, our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each of the committees operates under its own written charter adopted by the Board, each of which is available on our website at www.planetfitness.com.

Audit Committee

Our audit committee consists of three non-employee directors: Dr. Spinelli, Mr. Berg and Ms. Rathke, with Ms. Rathke serving as chair of the committee. Our audit committee has determined that each of Dr. Spinelli, Mr. Berg and Ms. Rathke meets the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our audit committee met thirteen times during 2017.

None of our audit committee members simultaneously serve on the audit committees of more than three public companies, including ours. Our Board has determined that each of Dr. Spinelli, Mr. Berg and Ms. Rathke is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our audited financial statements in our Annual Report on Form 10-K;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by the rules of the SEC to be included in this Proxy Statement; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Compensation Committee

Our compensation committee consists of three non-employee directors: Mr. Berg, Dr. Spinelli and Ms. Rathke, with Mr. Berg serving as chair of the committee. Our compensation committee met four times during 2017. Our Board has determined that each of Mr. Berg, Dr. Spinelli and Ms. Rathke meet the definition of an “independent director” under Section 303A.02 of the NYSE corporate governance standards and under the Exchange Act. The compensation committee has the authority to delegate to subcommittees of the compensation committee any of the responsibilities of the full committee and executive officers of the Company such responsibilities of the full committee as may be permitted by applicable laws and in accordance with NYSE rules. The compensation committee’s responsibilities include:

•

determining and approving the compensation of our chief executive officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, and evaluating the performance of our chief executive officer in light of such corporate goals and objectives;

•	reviewing and approving the corporate goals and objectives relevant to the compensation of our other executive officers;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	reviewing and establishing our overall management compensation philosophy and policy;

•	overseeing and administering our equity compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in this Proxy Statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three non-employee directors: Dr. Spinelli, Mr. Berg and Ms. Dunaway, with Dr. Spinelli serving as chair of the committee. Our nominating and corporate governance committee met twice during 2017. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the Board a set of corporate governance principles;

•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•	reviewing and recommending to the Board practices and policies with respect to directors;

•	reviewing and recommending to the Board the functions, duties and compositions of the committees of the Board;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	provide for new director orientation and continuing education for existing directors on a periodic basis;

•	performing an evaluation of the performance of the committee; and

•	overseeing the evaluation of the Board and management.

Board Oversight of Risk Management

While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks as well as financial risks, and is responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with corporate governance, business conduct and ethics. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Compensation Committee Interlocks and Insider Participation

Dr. Spinelli, Mr. Berg and Ms. Rathke have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Codes of Conduct

We have adopted a code of business conduct and ethics applicable to our directors, officers and employees and a code of ethics for senior financial officers applicable to senior executive and financial officers, including our principal executive officer and principal financial officer and principal accounting officer. The Codes of Conduct are available on our website at www.planetfitness.com. If we make any substantive amendments to the Codes of Conduct or grant any waiver, including any implicit waiver, from a provision of the Codes of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Corporate Governance Guidelines

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of our Board. Our corporate governance guidelines are available on our website at www.planetfitness.com.

Director Nomination Process

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”

Board Membership Criteria

We seek a Board that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Although we do not have a formal policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.

Communications with Directors

Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the audit committee of our Board’s appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2018. KPMG served as our independent registered public accounting firm in 2017.

SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of KPMG as our independent registered public accounting firm as a matter of good corporate governance.

We expect that representatives of KPMG will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

KPMG has served as our independent registered public accounting firm since 2012.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2017, the audit committee pre-approved all audit and permitted non-audit services provided by KPMG.

Principal Accountant Fees and Services

The following sets forth fees billed by KPMG, for the audit of our annual financial statements and other services rendered during 2017 and 2016:

	Year ended December 31,
	2017	2016
Audit Fees (1)	$2,098,679	$1,403,240
Audit Related Fees (2)	111,668	—
Tax Fees (3)	1,230,790	1,515,730
All Other Fees (4)	5,340	5,340

Total	$3,446,477	$2,924,310

(1)

Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC. Audit fees for 2017 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.

(2)	Includes accounting consultation services related to the adoption of the new revenue recognition standard and certain agreed upon procedures that are not required by statute or regulation.

(3)

Tax fees for 2017 and 2016 include $999,850 and $1,102,326, respectively, of professional services rendered for tax compliance, tax return review and preparation and tax payment planning. Tax fees for 2017 and 2016 also include $230,940 and $413,404, respectively, of professional services rendered for tax advice, planning, and other consulting services. In 2017 and 2016, these services were primarily rendered in connection with secondary offerings by former stockholders affiliated with TSG Consumer Partners, and therefore we expect related fees to be lower in future periods.

(4)	Other services related to annual subscriptions to KPMG’s online accounting research tool.

There were no other fees billed by KPMG for services rendered to us, other than the services described above, in 2017 and 2016.

The Board recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2018.

PROPOSAL 3:

Approval of 2018 Planet Fitness, Inc. Employee Stock Purchase Program

At the Annual Meeting, shareholders will be asked to approve the adoption of the Planet Fitness, Inc. 2018 Employee Stock Purchase Plan (the “Planet Fitness ESPP”). Our Board adopted the Planet Fitness ESPP on March 15, 2018, subject to shareholder approval, and the Planet Fitness ESPP will become effective upon receiving shareholder approval at our Annual Meeting.

The Board of Directors believes that the Planet Fitness ESPP will be an important part of our compensation program in that it will serve to promote broad-based ownership of our Class A common stock and thereby help to align the interests of our employees with those of our stockholders. As described below, the Planet Fitness ESPP is designed to be able to satisfy the requirements of an “employee stock purchase plan” under Section 423 of the Code, but while the plan cannot be operated in a manner that satisfies such requirements due to the Company’s “up-C” structure, the Planet Fitness ESPP will be operated by the Company as a nonqualified plan. Stockholders are being asked to approve the ESPP, in part, in order to allow the Planet Fitness ESPP, if and when it can be operated as a tax-qualified plan, in the discretion of the Company, to qualify as an “employee stock purchase plan” under Section 423 of the Code. Such qualification will provide potential additional tax benefits to employees, in addition to the general plan benefit of enabling them to share in the ownership of the Company.

The maximum aggregate number of shares of our Class A common stock that may be purchased under the Planet Fitness ESPP will be 1,000,000 (the “ESPP Share Pool”), subject to adjustment as provided for in the plan. The ESPP Share Pool represents 1.1% of the total number of shares of our Class A common stock outstanding as of March 12, 2018. In establishing the ESPP Share Pool, the Board considered the potential dilutive impact to shareholders, the projected participation rate over the ten-year term of the plan, equity plan guidelines established by certain proxy advisory firms and advice provided by outside counsel. For information regarding shares of our Class A common stock subject to outstanding equity-based awards on December 31, 2017 as well as certain other information about the Planet Fitness, Inc. 2015 Omnibus Plan, please see the “Equity Compensation Plan” table below.

The full text of the Planet Fitness ESPP is set forth in Appendix A. The following description of certain features of the Planet Fitness ESPP is qualified in its entirety by reference to the full text of the plan.

Summary of the Planet Fitness ESPP

Purpose. The purpose of the Planet Fitness ESPP is to enable eligible employees of the Company and of certain of its subsidiaries to purchase shares of our Class A common stock and thereby acquire an interest in the future of the Company. While the Company continues to maintain an “up-C” structure, with many of its employees employed by Pla-Fit Franchise LLC (a partnership for tax purposes), it is not eligible to satisfy certain of the rules for maintaining a tax-qualified “employee stock purchase plan” under Section 423 of the Code, which rules only permit participation in such a plan by employees of a “subsidiary corporation” as defined in Section 424(f) of the Code. Thus, when the Planet Fitness ESPP becomes effective, it will be operated as a nonqualified plan. However, other than with respect to certain eligibility limitations (described below), which will be operative only while the Company is ineligible to maintain a qualified plan, the Planet Fitness ESPP is designed to comply with the requirements of Section 423 of the Code. Thus, it is intended that if and when the Planet Fitness ESPP can be operated as a tax-qualified plan, as determined by the Company, the Planet Fitness ESPP will be a qualified “employee stock purchase plan” under Section 423 of the Code, and will be operated and administered with that intent thereafter.

Administration. The Planet Fitness ESPP will be administered by the Compensation Committee, which will have the right to determine questions that may arise regarding the interpretation and application of plan provisions and to make, administer and interpret such rules as it deems necessary or advisable. The Compensation Committee may delegate its authority under this plan to a sub-committee comprised of one or more of its members, to members of our Board, or to officers or employees of the Company to the extent permitted by law. The term “Administrator” as used in this Proposal 3 will mean the Compensation Committee or its delegates, to the extent of such delegation.

Shares Subject to the Plan. Subject to adjustment, the ESPP Share Pool is 1,000,000 shares of our Class A common stock. Shares delivered upon exercise of options under the Planet Fitness ESPP may be either shares of authorized but unissued Class A common stock, treasury stock, or Class A common stock acquired in an open-market transaction, all as our Board may determine. If any option granted under the Planet Fitness ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Class A common stock will again be available for purchase pursuant to the exercise of options under the Planet Fitness ESPP. On March 12, 2018, the closing price of our Class A common stock as reflected on the NYSE was $39.52.

Eligibility. Participation in the Planet Fitness ESPP will be limited to employees of the Company and certain designated subsidiaries who (a) customarily work 20 hours or more per week and have ninety or more days of service with the Company, and (b) satisfy the requirements set forth in the Planet Fitness ESPP. The Company’s named executive officers and other executive officers who are subject to the reporting requirements under Section 16 of the Exchange Act will not be eligible to participate in the Planet Fitness ESPP. When the Planet Fitness ESPP is first effective and until it may be operated as a “qualified” plan, participation in the Planet Fitness ESPP will be limited to full-time employees who otherwise satisfy the above eligibility requirements. As of March 12, 2018, approximately 819 employees would be eligible to participate in the ESPP.

General Terms of Participation. The Planet Fitness ESPP allows eligible employees to purchase shares during certain offering periods, which generally will be six-month periods commencing January 1 and ending June 30 and commencing July 1 and ending December 31 of each year. During each offering period, eligible employees will be given the option to purchase shares of our Class A common stock (subject to a maximum of 2,500 shares in each offering period). Prior to the start of an offering period, the Administrator will set the purchase price of each share of our Class A common stock to be 85% (or such greater percentage as specified by the Administrator) of one of the following: (a) the fair market value of a share of our Class A common stock on the date the option is granted, which will be the first day of the offering period, (b) the fair market value of a share of our Class A common stock on the exercise date, which will the last day of the offering period, or (c) the lesser of (a) and (b). In order to participate in the Planet Fitness ESPP, an eligible employee must execute and deliver to the Administrator a payroll deduction and participation authorization form as prescribed by the Administrator. The payroll deduction and participation authorization form must be delivered to the Administrator no later than ten (10) business days prior to the first day of the offering period (or such other period specified by the Administrator).

The Administrator has the discretion to change the initial date and exercise dates of offering periods, the purchase price, the maximum number of shares that may be purchased per option period, the maximum amount of payroll authorizations per option period (including the definition of compensation) and may change the duration of any offering periods without shareholder approval.

Participants in the Planet Fitness ESPP will pay for shares of Class A common stock through payroll deductions. Participants may elect to authorize payroll deductions between 1% and 10% of the participant’s total compensation per payroll period, including base pay or base salary, overtime, shift differentials, bonuses and commissions. During an offering period the amount of payroll deductions may not be changed, unless otherwise determined by the Administrator. An authorization of payroll deductions will remain in effect for subsequent offering periods unless a participant terminates the authorization by timely delivering written notice to the Company. Upon cancellation, any amount withheld from a participant’s compensation will be returned to the participant, without interest, as soon as administratively practicable. Upon termination of employment prior to an exercise date for an offering period, a participant’s option will be cancelled automatically, and the balance of his or her withholding account will be returned, without interest, as soon as administratively practicable.

Transfer Restrictions on Class A Common Stock Acquired under the Planet Fitness ESPP. For such period determined by the Administrator, Class A common stock acquired under the Planet Fitness ESPP cannot be transferred from the account where the shares are initially held until such shares are sold through the Planet Fitness ESPP’s custodian and record keeper. The Administrator may impose other restrictions on transfer in its discretion. Options granted under the Planet Fitness ESPP are not transferable.

Adjustment. In the event of any change in the outstanding Class A common stock by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available for purchase under the Planet Fitness ESPP, the maximum number and type of shares purchasable during an offering period, and the purchase price per share will be appropriately adjusted.

Change of Control. In the event of a merger or similar transaction or change of control, the Administrator will provide that any outstanding option will be assumed or substituted for, or will be cancelled with a return of any amounts contributed by or withheld from the compensation of a participant, or that the option period will end before the date of the proposed sale or merger.

Amendment; Termination. Our Board has discretion to amend the Planet Fitness ESPP to any extent and in any manner it may deem advisable, provided that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code, to the extent applicable, will require shareholder approval.

New Plan Benefits. Because benefits under the Planet Fitness ESPP depend on employees’ elections to participate in the plan and the fair market value of the shares of our Class A common stock at various future dates, it is not possible to determine future benefits that will be received by employees under the plan. No employee may purchase shares under the Planet Fitness ESPP in an amount that exceeds $25,000 in fair market value in any calendar year.

U.S. Federal Income Tax Consequences Relating to the Planet Fitness ESPP

The following is a summary of some of the material federal income tax consequences associated with the grant and exercise of awards under the Planet Fitness ESPP under current federal tax laws. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences except as noted.

When initially effective, the Planet Fitness ESPP is not intended to qualify as an employee stock purchase plan under Section 423 of the Code. In general, a participant is not taxed on the grant of an option to purchase Class A common stock. On exercise, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the Class A common stock acquired on the date of exercise. The Company is generally entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. The participant’s gain (or loss) on a subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss).

If and when the Planet Fitness ESPP is operated as an “employee stock purchase plan” under Section 423 of the Code, and assuming it remains so qualified, no taxable income will be recognized by a participant until the sale or other disposition of the shares of Class A common stock purchased under the ESPP.

•

If Class A common stock acquired under the Planet Fitness ESPP is disposed of more than two years after the option grant date and more than one year after the purchase date, or if the participant dies while holding such Class A common stock, the participant (or his or her estate) will recognize ordinary income in amount equal to 15% (or such other percentage equal to the applicable purchase price discount) of the value of the Class A common stock on the option grant date, or, if less, the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a long-term capital gain or loss.

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If Class A common stock acquired under the Planet Fitness ESPP is disposed of within the two years following the applicable option grant or within one year after the purchase date, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Class A common stock on the date that it was purchased over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a capital gain or loss and, depending on how long the participant had held the Class A common stock, as long-term or short-term.

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The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of Class A common stock prior to the expiration of the holding periods described above.

The Board recommends a vote FOR the approval of the Planet Fitness ESPP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation discussion and analysis that follows describes our compensation philosophy, policies and practices, summarizes our compensation programs, and discusses compensation decisions made by the compensation committee under those programs in 2017 with respect to the executive officers who are named in the summary compensation table below (referred to herein as our “named executive officers”). For 2017, our named executive officers are:

Name	Principal Position
Christopher Rondeau	Chief Executive Officer
Dorvin Lively	President and Chief Financial Officer
Craig Miller	Chief Digital and Information Officer
Rob Sopkin	Chief Development Officer
Richard Moore	Former Chief Administrative Officer and General Counsel*

*

Effective November 30, 2017, Mr. Moore resigned from his position as Chief Administrative Officer and General Counsel and entered into a transition and consulting arrangement with the Company, as described below.

2017 Accomplishments

2017 was a year of strong financial achievements and business expansion for the Company. The following are some of the highlights of our accomplishments in 2017:

•	Total revenue increased by 13.7% from the prior year to $429.9 million;

•	System-wide same store sales increased 10.2%;

•

Net income attributable to Planet Fitness, Inc. was $33.1 million, or $0.42 per diluted share, which includes the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to recent tax reform, compared to $21.5 million, or $0.50 per diluted share, in the prior year;

•

Net income was $55.6 million, which includes the net negative impact of approximately $17.2 million related to the remeasurement of the Company’s deferred tax assets and tax benefit arrangements due to recent tax reform, compared to $71.2 million in the prior year;

•	Adjusted net income* increased 21.8% to $82.3 million, or $0.84 per diluted share, compared to $67.6 million, or $0.69 per diluted share, in the prior year; and

•	Adjusted EBITDA* increased 22.7% to $184.7 million from $150.6 million in the prior year.

*

Adjusted net income and Adjusted EBITDA are non-GAAP measures. For a discussion of Adjusted EBITDA and Adjusted net income and reconciliations of Adjusted EBITDA and Adjusted net income to U.S. GAAP (“GAAP”) net income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

We believe that the efforts of our named executive officers were critical to our financial growth and operational successes in 2017.

Overview of our Executive Compensation Program

Our executive compensation program is designed to closely tie pay to performance through compensating our executives based on the attainment of short and long-term operating goals that create shareholder value. The compensation committee applied the following policies and principles in making its compensation determinations for our named executive officers in fiscal year 2017:

•	Base salaries should be consistent with similar positions in similar companies;

•	Incentive pay should be directly connected to company performance and achievement of corporate goals;

•	Equity compensation should be used to align the interests of our named executive officers with those of our stockholders;

•	Benefits provided to our named executive officers should be modest and generally the same as those provided to our other employees; and

•	Total compensation should attract, motivate and retain talented executives in a competitive environment.

We believe that the features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives between our executive officers and our shareholders.

Process for Determining Executive Compensation

The compensation committee

The compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers and administering our equity compensation plans and awards. Our Board, with the recommendation or approval of the compensation committee, has been responsible for approving equity awards to our executive officers in order to qualify these awards as exempt awards under Section 16 of the Exchange Act.

To maintain pay at competitive levels, our compensation committee sets base salaries and total compensation (base salary, annual bonus at target and long-term incentive awards at grant) at approximately the 50th percentile of our peer companies for the same element of compensation.

For information on the peer companies we use for compensation setting purposes, please see the discussion under ‘Use of Peer Group and Benchmarking’. To tie executive compensation to performance, short-term incentives are tied to previously established corporate goals and take into consideration overall company performance for the year. The compensation committee also considers company performance when setting levels of long-term incentive awards.

As described below, the compensation committee works with members of management and obtains advice from an external compensation consultant when making its compensation decisions; however, the compensation committee remains solely responsible for setting the compensation of our named executive officers.

The role of management

The Chief Executive Officer makes compensation-related recommendations to the compensation committee with respect to annual base salary and target bonus opportunities and equity award grants for the named executive officers (other than himself). No member of the management team, including our Chief Executive Officer, has a role in determining his or her own compensation.

The role of the compensation consultant

Each year, the compensation committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual compensation of each of our named executive officers. These factors include our performance against our internal strategic, operational and financial goals, the mix of short-term cash and long-term equity compensation and a thorough review of compensation paid at peer companies compared to the compensation we pay our executives officers.

The compensation committee engaged Seabury Human Capital (Seabury), a compensation consulting firm, to provide it with objective analysis, advice and information, including competitive market data and compensation recommendations related to the compensation of our Chief Executive Officer and our other named executive officers. In 2017, the compensation committee directly engaged Seabury to assist in the development of a peer group for compensation setting purposes and to assist it in determining competitive levels of base salary, annual incentive and long-term incentive compensation for our named executive officers. After consideration of the independence assessment factors provided under the listing rules of the NYSE, the compensation committee determined that Seabury was independent and that the work it performed during 2017 did not raise any conflicts of interest.

Use of peer group and benchmarking

Seabury assists the compensation committee in the development of a list of our peer companies and collects and analyzes compensation data of these peer companies and compares it to the levels and components of our executive compensation program. In determining our peer companies, we select companies that are publicly traded companies that operate in the hotels, restaurants & leisure and specialty retail industries and that have a similar market capitalization and are of comparable size. In 2017, the compensation committee, after reviewing the information provided by Seabury, determined that our peer companies for the 2017 fiscal year were the companies listed in the table below. Compensation data from these peer companies was used as a basis for evaluating base salary and annual bonus target levels and the values of long-term incentive awards granted in 2017:

Peer Companies Utilized in Evaluating Named Executive Officer Compensation
BJ’s Restaurants	DineEquity	Popeye’s Louisiana Kitchen
Bojangles	Five Below	Ruth’s Hospitality Group
Dave & Busters	LaQuinta Holdings	Shake Shack
Denny’s Corp	Ollie’s Bargain Outlet	Sonic Corp

Pay mix

The compensation of our named executive officers for the fiscal year 2017 consisted of the following elements:

Compensation Element	Purpose	Features
Base Salary	To attract and retain highly skilled executives.	Fixed component of pay to provide financial stability based on responsibilities, experience, individual contributions and peer company data.
Annual Cash Bonuses	To promote and reward the achievement of key short term strategic and business goals of the Company to motivate and attract executives.	Variable component of pay based on previously established annual company goals and, as appropriate, personal goals.
Long-Term Incentives	To encourage executives to focus on long term Company performance and increasing stockholder value; to promote retention of executives; to align the interests of our executives with our stockholders.	Equity component of pay that aligns executive interests with those of our stockholders and rewards stockholder value creation over the long term; currently in the form of stock options that vest in equal installments over a four year period.

Components of our Executive Compensation Program

Base salary

Each of our named executive officers is paid a base salary. The compensation committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role, as valued in the marketplace and within the Company. Base salaries are established based on peer group data, internal pay equity and each named executive officer’s skill set, experience and role and responsibilities. Base salaries are reviewed annually, upon promotion, or following a change in job responsibilities and may be adjusted based on the above-referenced criteria and the recommendations of our Chief Executive Officer, except with regard to his own base salary. The initial base salaries of each of Messrs. Rondeau, Lively and Moore (prior to his resignation) were set forth in his respective employment agreement, and have been subsequently adjusted by the compensation committee.

The compensation committee made the following decisions regarding the base salary of our named executive officers in 2017:

•	Mr. Rondeau received a merit increase of 17%, effective February 22, 2017, representing a base salary increase from $600,000 to $700,000 in recognition of his responsibilities and performance.

•	Mr. Lively received an increase in his base salary from $463,500 to $500,000, effective May 1, 2017, in recognition of his being appointed President and Chief Financial Officer.

•	Mr. Moore received an increase in his base salary from $306,000 to $315,000, effective May 1, 2017, in recognition of his responsibilities and performance.

•	Mr. Miller was hired on August 7, 2017 as Chief Digital and Information Officer and receives a base salary of $350,000.

•	Mr. Sopkin was hired on September 11, 2017 as Chief Development Officer and receives a base salary of $350,000.

Short-term incentive plan

Each of our named executive officers is eligible to earn a cash bonus under our annual bonus program based on the achievement of key corporate financial and strategic goals and, in some cases, if determined to be appropriate by the compensation committee, the achievement of certain personal goals. The compensation committee believes this element of compensation is important because it directly ties the compensation paid to our named executive officers with key operating and financial goals.

For fiscal 2017, the compensation committee chose Adjusted EBITDA as the performance goal that would be used to establish the funding levels under our annual bonus plan. The use of Adjusted EBITDA as the primary performance metric under the plan provides a direct link between the compensation payable to our executives and the value we create for our shareholders. Adjusted EBITDA is also a key metric used by us and by our shareholders to evaluate our business performance.

The compensation committee set the Adjusted EBITDA target for fiscal 2017 at $176.2 million, a level it believed was both challenging and achievable. By establishing a target that is challenging, the compensation committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is achievable, the compensation committee believes that employees will remain motivated to perform at the high level required to achieve the target.

The level of potential funding under the annual bonus plan for fiscal 2017 ranged from 0% to 225% of target based on our actual performance relative to the Adjusted EBITDA target, with a threshold funding level established by the compensation committee of $158.6 million, the minimum level of Adjusted EBITDA performance that would result in any funding under the Annual Plan.

Overall Bonus Pool Funding Plan—Adjusted EBITDA Target

($ in thousands)	Achievement	Threshold Performance (25% of Target)	Target Performance (100% of target)	Maximum Performance (225% of target)
Adjusted EBITDA targets		$158,587	$176,208	$193,829
Achievement vs. target		90%	100%	110%
Bonus pool funding targets		$1,023	$4,093	$9,209
Adjusted EBITDA
Achievement in dollars	$185,298
Achievement vs. target	105.2%
Bonus pool funding	$6,236

Once the Adjusted EBITDA performance is determined after the close of the fiscal year, the funding level of the annual plan is established. The bonus pool available under the annual plan, based on its funding level, is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals. These specific goals are chosen by the compensation committee based on their impact on our profitability. Goals are designated as either “corporate” or “personal”. Corporate goals are financial goals that are influenced or impacted by the activities of the broader organization. Corporate goals are shared among all executives in order to encourage cross-functional collaboration. Personal goals, when appropriate for the role, are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Each performance goal has a designated weighting and related payout at threshold, target and maximum levels of achievement.

The compensation committee established the corporate performance goals listed below for our 2017 cash bonus program, including goals based on, corporate same store sales, franchise same store sales, number of club openings and net revenue. Funding of the Annual Plan commences upon achievement of at least 90% of the Adjusted EBITDA target. The table below shows the payment levels based on achievement of the performance target. Payment levels between threshold and maximum are determined using linear interpolation. Under the annual bonus program, if actual achievement of a performance target was below 25% of the target amount, then no payment would be made in respect of that performance target.

2017 Annual Bonus Plan Performance Targets

($ in thousands)	Weighting (%)	Threshold Performance (25% of target)	Target Performance (100% of target)	Maximum Performance (225% of target)
Corporate same store sales	15%	1.0%	2.2%	4.5%
Franchise same store sales	25%	3.0%	6.6%	11.5%
Total new club openings	25%	180	224	234
Net Revenue	35%	$400,594	$421,678	$463,846
Payout percentage		71.6%	100%	139.2%

The target amount of each named executive officer’s cash bonus is set as a percentage of his base salary. The target amount for Messrs. Rondeau, Lively, Moore, Miller and Sopkin were determined pursuant to their employment agreements.

The compensation committee made the following decisions regarding our named executive officers’ annual bonuses in 2017:

•

Pursuant to his transition and consulting agreement, as described below, Mr. Moore remained eligible following his resignation to receive his full annual bonus, to the extent earned, for the 2017 fiscal year.

•

In connection with his appointment as President of the Company, in addition to being Chief Financial Officer of the Company, Mr. Lively’s target annual bonus amount was increased from 50% to 70% of his base salary.

•

Mr. Rondeau did not receive an increase in his target annual bonus amount in 2017 because the compensation committee determined that it remained appropriate in light of its review of the peer group data and other factors described above under “Base Salary”; the target annual bonuses of Messrs. Miller and Sopkin were determined based on the same data and factors at the time they were hired in 2017 and have not been subsequently adjusted.

The target amount of each of our named executive officer’s cash bonus for 2017 is listed in the table below:

Named Executive Officer	Target Bonus Opportunity (as a percentage of base salary)
Christopher Rondeau	120%
Dorvin Lively	70%
Craig Miller	50%
Rob Sopkin	50%
Richard Moore	70%

The 2017 cash bonus program was funded at 105.2% based on the compensation committee’s determination of our achievement of Adjusted EBTIDA of $185.3 million, which was 105.2% of the Adjusted EBITDA target amount described above.

The actual amount earned by Messrs. Rondeau, Lively, Moore and Miller under our 2017 cash bonus program was then determined by the compensation committee based on the level of achievement of the corporate performance goals described above. Payment to each of the named executive officers under the 2017 cash bonus program was determined by multiplying the payout percentage for the applicable performance target by its weighting and then by the named executive officer’s target bonus amount. The compensation committee did not exercise any discretion to adjust, up or down, the amount of the named executive officers’ annual bonuses, which were determined in accordance with the foregoing formula.

Actual achievement of the 2017 corporate performance goals, as applicable to Messrs. Rondeau, Lively, Moore and Miller, were as follows:

Performance Goal (Weighting) ($ in thousands)	2017 Performance Result	Level of Achievement (as a % of Target)
Increase in Corporate Same Store Sales From Prior Year (15%)	4.9%	225.3%
Increase in Franchise Same Store Sales From Prior Year (25%)	10.5%	159.5%
Total New Club Openings (25%)	210	93.8%
Net Revenue (35%)	$429,942	102.0%

Based on the above levels of achievement and the weighting of each applicable corporate performance goal, the cumulative performance level achieved with respect to the corporate performance goals was 132.8%.

The actual amount earned by Mr. Sopkin under our 2017 cash bonus program was determined by the compensation committee based on the level of achievement of both his individual performance goals, which were individually weighted equally and together determined 40% of his total bonus payment, and the corporate performance goals, which were individually weighted as described above, and together determined 60% of his bonus payment. Payment to Mr. Sopkin under the 2017 cash bonus program was determined by multiplying the payout percentage for each applicable performance target by its weighting and then by his target bonus amount. The compensation committee did not exercise any discretion to adjust, up or down, the amount of his annual bonus determined in accordance with the foregoing formula.

The personal performance goals applicable to Mr. Sopkin for fiscal 2017 included the following strategic and operational goals:

•	Execute upon plan to meet budgeted quarterly new store openings (10%)

•	Deliver upon plan to ensure opening of units committed to in prior obligations (10%)

•	Drive plan to ensure new store revenue meets or exceeds a defined target (10%)

•	Deliver a minimum target of new stores defined within small market strategy (10%)

Actual achievement of Mr. Sopkin’s 2017 performance goals was as follows:

Performance Goal	2017 Performance Result (as a % of Target)	Level of Achievement (as a % of Target)
Personal performance goals (40%)	38.3%
New store openings (25%)		53.2%
Opening of committed units (25%)		0%
New store revenue (25%)		0%
Small market stores (25%)		100%
Corporate performance goals (60%)	132.8%

Based on the achievement of the performance goals as set forth above, payment under the annual bonus program for each of our named executive officers for 2017 was as follows:

Named Executive Officer	Target Bonus Opportunity	2017 Bonus Payment
Christopher Rondeau	$840,000	$1,342,440
Dorvin Lively	$311,177	$497,306
Craig Miller	$70,479	$112,636
Rob Sopkin	$53,699	$60,655
Richard Moore	$198,344	$316,982

The payments to Messrs. Lively, Moore, Miller and Sopkin were pro-rated to reflect respective effective dates of adjusted salary or hire in 2017.

Long-term incentive awards

Each of our named executive officers is eligible to receive equity awards under our long-term incentive program. Our long-term incentive program is designed to promote stock ownership by our senior management, tie compensation realized to stock price performance and encourage retention of key executives. Our long-term incentive program is a key tool in aligning executive pay with value creation on behalf of shareholders.

Our long-term equity incentive program consists of stock option awards, which the compensation committee considers to be performance-based because no value is created unless the value of our Class A common stock appreciates after grant. The Company grants stock option awards to our named executive officers, and other key employees, under the Planet Fitness, Inc. 2015 Omnibus Plan (the “2015 Plan”), which we adopted in connection with our IPO. Certain of our named executive officers also hold “Holding Units” (described below) related to equity grants made prior to our IPO.

The compensation committee granted the following stock option awards to our named executive officers in 2017:

•	Mr. Rondeau received a grant of 274,254 stock options to purchase shares of our Class A common stock with a grant date fair value of $1,999,999.

•

Mr. Lively received a grant of 102,845 stock options to purchase shares of our Class A common stock with a grant date fair value of $749,998 in connection with his appointment as President and Chief Financial Officer, as described above.

•	Mr. Moore received a grant of 64,792 stock options to purchase shares of our Class A common stock with a grant date fair value of $472,496.

•	Mr. Miller received a grant upon hire of 21,897 stock options to purchase shares of our Class A common stock with a grant date fair value of $174,994.

•	Mr. Sopkin received a grant upon hire of 20,458 stock options to purchase shares of our Class A common stock with a grant date fair value of $174,995.

Stock options granted in 2017 vest ratably over four years, generally subject to continued employment, and have a ten-year term. Stock options are issued with an exercise price equal to the fair market value of a share of our Class A common stock on the date of grant and cannot be repriced or reloaded without shareholder approval.

Holdings units

Prior to our IPO, in 2013, Messrs. Lively and Moore were granted Class M Units under the Pla-Fit Holdings 2013 Equity Incentive Plan. In connection with our IPO, all of the outstanding vested and unvested Class M Units in Pla-Fit Holdings were converted into an amount of vested and unvested membership interests in that same entity (the “Holdings Units”). Each unvested Holdings Unit continues to vest based on the vesting schedule of the outstanding unvested Class M Unit for which it was exchanged. Pursuant to the terms of their award agreements, 20% of the Class M Units held by Messrs. Lively and Moore vested upon the completion of our IPO. In connection with the restructuring transactions occurring at the time of our IPO, each holder of a Holdings Unit also received a corresponding share of our Class B common stock for each vested and unvested Holdings Unit they owned. Each holder can exchange his or her Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. To the extent Holdings Units do not vest in accordance with their terms, the corresponding shares of Class B common stock will be forfeited. As of November 2017, all of Mr. Moore’s Holding Units are fully vested. Mr. Lively continues to hold unvested Holding Units.

Stock ownership guidelines

On February 27, 2018, the Board also adopted stock ownership guidelines for our non-employee directors and senior executive officers, under which (i) our chief executive officer and chief financial officer are required to acquire and own stock or stock equivalents in an amount equal to five times their annual base salary and (ii) all other senior executive officers are required to acquire and own stock or stock equivalents in an amount equal to three times their base annual salary. Directors and officers are required to meet the applicable ownership requirements within five years of becoming subject to them. Until the required ownership level is reached, directors and executive officers to which the guidelines apply are required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options.

Retirement plans

All of our named executive officers are eligible to participate in our 401(k) Plan, a broad-based retirement plan in which generally all of our full-time U.S.-based employees are eligible to participate. Under our 401(k) Plan, employees are permitted to defer their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company makes a fully vested matching contribution of 100% of employee contributions up to the first 3% of compensation, plus 50% of employee contributions up to the next 2% of compensation. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.

Employee benefits and perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers. We also provide certain of our named executive officers, together with other key employees, with certain additional limited benefits including tax equalization payments made to those of our named executive officers who are treated as partners rather than employees for U.S. tax purposes to offset self-employment and other additional taxes incurred as a result of such treatment, and reimbursement of fees related to accounting services. The value of these benefits is included in the “All Other Compensation” column of the summary compensation table below.

Transition and consulting agreement with Mr. Moore

As noted above, effective November 30, 2017, Mr. Moore resigned from his position as our Chief Administrative Officer and General Counsel. In connection with his termination of employment, we entered into a transition and consulting agreement with Mr. Moore pursuant to which he will provide certain transition and consulting services to us from December 1, 2017 through December 31, 2018 in exchange for a consulting fee of $26,250 per month and, if he elects, payment of his COBRA premiums for the same period. In addition, Mr. Moore was eligible to receive his full annual bonus for 2017, to the extent earned, and it was agreed that his stock options granted in May 2017 would continue to vest through December  31, 2019.

Other Compensation-Related Matters

Tax effects of executive compensation

Section 162(m) of the Internal Revenue Code, when applicable, disallows a tax deduction for compensation paid to certain individuals in a taxable year in excess of $1 million, excluding certain compensation paid under plans that were adopted prior to the time we became a publicly-traded corporation. The compensation committee expects to consider the deductibility limitations of Section 162(m) when it structures our executive compensation arrangements with our named executive officers in the future, but retains flexibility to approve compensation arrangements that promote the objectives of our compensation program but that may not qualify for full or partial tax deductibility.

Compensation risk assessment

During 2017, the compensation committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the compensation committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with management. Based on such review and discussion, the compensation committee has recommended to our Board that the Compensation Discussion and Analysis that appears above be included in this Proxy Statement.

Respectfully submitted, THE COMPENSATION COMMITTEE David Berg, Chair Stephen Spinelli, Jr. Frances Rathke

Summary Compensation Table

The following table sets forth information concerning the compensation earned by, awarded or paid to our named executive officers for fiscal 2017, 2016 and 2015.

Name and Principal Position (1)	Year	Salary ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Christopher Rondeau	2017	685,479	1,999,999	1,342,440	55,871	4,083,789
Chief Executive Officer	2016	585,102	1,000,000	867,125	45,224	2,497,451
	2015	519,315	—	500,000	33,823	1,053,138

Dorvin Lively	2017	488,000	749,998	497,306	41,843	1,777,147
President and Chief Financial	2016	461,164	—	279,106	39,663	779,933
Officer	2015	467,308	—	225,000	46,582	738,890

Craig Miller
Chief Digital and Information Officer	2017	140,959	174,994	112,636	9,039	437,628

Rob Sopkin
Chief Development Officer	2017	107,397	174,995	60,655	12,300	355,347

Richard Moore	2017	285,288	537,796	316,982	79,469	1,219,535
Former Chief Administrative	2016	304,962	—	184,264	32,010	521,236
Officer and General Counsel	2015	303,062	—	150,000	30,892	483,954

(1)

Messrs. Miller and Sopkin were hired on August 7, 2017 and September 11, 2017, respectively. Effective November 30, 2017, Mr. Moore resigned from his position as Chief Administrative Officer and General Counsel and entered into a Transition and Consulting Agreement with the Company.

(2)

Amounts represent the aggregate grant date fair value of stock option awards granted to each of our named executive officers during 2017, determined in accordance with ASC Topic 718. The underlying valuation assumptions for stock options grants made in 2016 and 2017 are discussed in Note 12 to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer and exclude the effect of estimated forfeitures. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”. In addition, for Mr. Moore, the amount also includes the incremental fair value associated with the continuation of vesting of a stock option award granted to him in May 2017 ($65,300) in connection with his resignation pursuant to his Transition and Consulting Agreement.

(3)

Amounts represent annual bonuses earned by our named executive officers under our annual bonus program. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Short-term incentive plan”.

(4)	Amounts shown in the “All Other Compensation” column for 2017 include the items set forth in the table below, as applicable to each named executive officer.

Name	401(K) Company Match Contributions (1) ($)	Tax Equalization Payments (2) ($)	Specialized Accounting Services Fees Reimbursed (3) ($)	Payment of Accrued Vacation Time (4) ($)	Consulting Fees ($)		Payment of Relocation Expenses (6) ($)	Total ($)
Christopher Rondeau	10,800	30,532	3,000	11,539	—		—	55,871
Dorvin Lively	10,800	19,130	3,000	8,913	—		—	41,843
Craig Miller	—	—	—	—	—		9,039	9,039
Rob Sopkin	—	—	—	—	—		12,300	12,300
Richard Moore	10,420	14,881	3,000	24,918	26,250	(5)	—	79,469

(1)	Represents our matching contributions to the Planet Fitness 401(k) Plan, which is a broad-based tax-qualified defined contribution plan for our U.S.-based employees.
(2)

Represents certain tax equalization payments made to our named executive officers to offset self-employment and other additional taxes incurred with respect to 2017 compensation as a result of their being treated as partners rather than employees for U.S. tax purposes.

(3)	Represents the reimbursement of fees related to accounting services.
(4)	Represents the payment of accrued but unused vacation time.
(5)	Represents the payment of a consulting fee to Mr. Moore from December 1, 2017 through December 31, 2017.
(6)	Represents reimbursement of expenses incurred in connection with the named executive officer’s relocation to the Hampton, New Hampshire area.

Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards made to each of our named executive officers during our 2017 fiscal year.

	Payout Range Under Non-Equity Incentive Plan Awards (1)				All Other Option Awards: Number Of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards (4) ($/Share)	Grant Date Fair Value of Option Awards (5) ($)
Name	Threshold ($)	Target ($)	Maximum (2) ($)	Grant Date
Christopher Rondeau	601,440	840,000	169,280
				5/4/17	274,254	21.01	1,999,999
Dorvin Lively	222,803	311,177	433,158
				5/4/17	102,845	21.01	749,998
Craig Miller	50,463	70,479	98,107
				8/7/17	21,897	23.36	174,994
Rob Sopkin	37,804	53,699	62,398
				9/11/17	20,458	25.20	174,995
Richard Moore	142,014	198,344	276,095
				5/4/17	64,792	21.01	537,796

(1)

Represents annual cash bonus opportunities granted under our annual bonus program. As described in our “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Short-term incentive plan” above, each named executive officer was eligible to receive a target annual bonus equal to a percentage of his annual base salary. The actual amount paid to our named executive officers under the 2017 annual bonus program is included in the Summary Compensation Table above, in the column labeled “Non-Equity Incentive Plan Compensation.”

(2)

Under the 2017 annual bonus program, amounts shown in the “Maximum” column represent 225% of the named executive officers’ target bonus amount. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Short-term incentive plan”.

(3)

Represents stock options granted to each of our named executive officers, each of which vest over four years, in four equal installments beginning on the first anniversary of the grant date, subject to the named executive officer’s continued employment. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(4)	The exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(5)

Reflects the grant date fair value of stock option awards granted in 2017 determined in accordance with FASB ASC Topic 718 and, in the case of Mr. Moore, the incremental fair value associated with the continuation of vesting of a stock option award held by him. See footnote (2) to the “Summary Compensation Table.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment agreements with Messrs. Rondeau, Lively, Miller and Sopkin

We have entered into employment agreements with each of Messrs. Rondeau, Lively, Miller and Sopkin. Mr. Moore had been party to an employment agreement prior to his termination of employment. The terms of the agreements with Messrs. Rondeau, Lively, Miller and Sopkin are as follows:

Base salaries, performance bonus opportunities and other benefits

Pursuant to his employment agreement, Mr. Rondeau was originally entitled to an annual base salary of $500,000, which is subject to adjustment by our Board or the compensation committee and which was subsequently increased to $700,000 in 2017. Mr. Rondeau is also eligible to earn an annual cash bonus, with a target of 120% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.

Pursuant to his employment agreement, Mr. Lively was originally entitled to an annual base salary of $450,000, which is subject to adjustment by our Board or the compensation committee, and was subsequently increased to $500,000. Mr. Lively was also originally eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, which was subsequently increased to 70% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.

Pursuant to his respective employment agreement, each of Messrs. Miller and Sopkin is entitled to an annual base salary of $350,000, subject to adjustment by our Board or the compensation committee, and is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. The employment agreement with each of Messrs. Miller and Sopkin also provides for a grant of stock options upon hire with a targeted grant date value of $175,000, and for expense reimbursement of up to $65,000 in connection with the named executive officer’s relocation to the Hampton, New Hampshire area.

Each employment agreement described above also provides for payments and benefits upon termination of the named executive officer’s employment under certain conditions, as described under “Potential Payments Upon Termination or Change in Control” below.

Resignation of, and transition and consulting agreement with, Mr. Moore

Prior to his resignation as Chief Administrative Officer and General Counsel of the Company, we had an employment agreement with Mr. Moore pursuant to which he was entitled to an annual base salary of $306,000, which was increased in 2017 to $315,000, and was eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee, and certain other benefits, including severance.

In connection with Mr. Moore’s resignation effective November 30, 2017, Mr. Moore entered into a transition and consulting agreement with us, pursuant to which he will provide certain transition and consulting services to us from December 1, 2017 through December 31, 2018 in exchange for a consulting fee of $26,250 per month and, if he elects COBRA health continuation coverage, payment of his COBRA premiums for a period of up to 18 months after the date of resignation. In addition, Mr. Moore was eligible to receive his full annual bonus for 2017, to the extent earned, as well as continued vesting of his stock options granted in May 2017 through December 31, 2019.

Outstanding Equity Awards at 2017 Year-end

The following table shows the number of unvested equity awards held by our named executive officers as of December 31, 2017.

Name	Exercisable Options	Unexercisable Options (1)	Option Price (2) ($)	Option Expiration Date	Number of Unvested Holdings Units (3)	Market Value of Unvested Holdings Units ($) (4)
Christopher Rondeau	42,500	127,500	17.08	5/16/26	—	—
	—	274,254	21.01	5/4/27	—	—
Dorvin Lively	—	102,845	21.01	5/4/27	225,272	7,801,693
Craig Miller	—	21,897	23.36	8/7/27	—	—
Rob Sopkin	—	20,458	25.20	9/11/27	—	—
Richard Moore (5)	—	64,792	21.01	5/4/27	—	—

(1)

Options are subject to time-based vesting over a four-year period beginning on the first anniversary of the date of grant, subject to the named executive officer’s continued employment with the Company through each applicable vesting date.

(2)	In each case, the exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(3)

Mr. Lively was granted 157.895 Class M Units on August 13, 2013, which were converted into 1,407,950 Holdings Units in connection with our IPO. Eighty percent of the Holdings Units held by Mr. Lively vest in equal installments on each of July 24, 2014, 2015, 2016, 2017 and 2018, subject to his continued employment, and 20% of the Class M Units vested in connection with the completion of our IPO. Any unvested awards will vest in full upon a sale of the Company, subject to Mr. Lively’s continued employment.

(4)

The amounts reported in this column equal the number of Holdings Units that, once vested, may be exchanged (along with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis multiplied by $34.63, which was the per share closing price of a share of our Class A common stock on December 29, 2017, the last business day of 2017.

(5)	For a description of the treatment of Mr. Moore’s options in connection with his resignation, see “Transition and consulting agreement with Mr. Moore” above.

Option Exercises and Stock Vested

The following table shows the stock awards held by our named executive officers that vested during our 2017 fiscal year. Our named executive officers did not exercise any stock options in 2017.

Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting (1) ($)
Christopher Rondeau	—	—
Dorvin Lively	225,272	5,127,191
Craig Miller	—	—
Rob Sopkin	—	—
Richard Moore	—	—

(1)

Reflects the value received by the named executive officer upon the vesting of his Holding Units, based on the closing price of our Class A common stock as quoted on the NYSE on the vesting date . See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Holdings Units”.

Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers participated in or received benefits from a pension plan or from a non-qualified deferred compensation plan during our 2017 fiscal year or prior years.

Potential Payments Upon Termination or Change in Control

The employment agreements with Messrs. Rondeau, Lively, Miller and Sopkin provide for severance payments and benefits in connection with specified termination events, subject to the named executive officer’s timely and effective execution of a separation agreement provided by us containing a release of claims and other customary terms and continued performance of the restrictive covenants described below. Mr. Moore resigned from employment on November 30, 2017, and entered into a transition and consulting agreement with the Company, as described under “—Resignation of and transition and consulting agreement with Mr. Moore.”

Mr. Rondeau

If Mr. Rondeau’s employment is terminated by us without cause (as defined in his employment agreement) or by him for good reason (as defined in his employment agreement) during the term of his employment agreement, he will receive severance benefits consisting of (i) payment of his base salary for a period of 12 months following the date of such termination, (ii) payment of a pro-rata portion of the annual bonus he would have earned for the fiscal year in which his employment terminated, and (iii) the vesting of any unvested options or other unvested equity awards that would have vested in the calendar year in which his termination occurs. If Mr. Rondeau’s employment is terminated due to his disability (as defined in his employment agreement) during the term of his employment agreement, he will receive his base salary, reduced by any disability income benefits to which he is entitled, and vacation days, for up to 90 consecutive days or 120 non-consecutive days of disability during any period of 365 consecutive calendar days.

Mr. Lively

If Mr. Lively’s employment is terminated by us without cause (as defined in his employment agreement) or by him for good reason (as defined in his employment agreement) during the term of his employment agreement, he will receive a severance benefit consisting of payment of his base salary for a period of 12 months following the date of such termination. If Mr. Lively’s employment is terminated due to his disability (as defined in his employment agreement) during the term of his employment agreement, he will receive his base salary, reduced by any disability income benefits to which he is entitled, and vacation days, for up to 12 weeks of disability during any period of 365 consecutive calendar days.

Mr. Miller

If Mr. Miller’s employment is terminated by us for any reason, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in the group health insurance plans of the Company, for a period of six months following such termination.

Mr. Sopkin

If Mr. Sopkin’s employment is terminated by us for any reason, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in the group health insurance plans of the Company, for a period of six months following such termination.

Mr. Moore

As described under “—Resignation of and transition and consulting agreement with Mr. Moore,” Mr. Moore resigned from his position as Chief Administrative Officer and General Counsel and entered into a transition and consulting agreement with the Company, effective November 30, 2017. In connection with his resignation, Mr. Moore’s employment agreement was terminated and he was not paid any severance under the terms of his employment agreement.

Equity Awards

Under the stock option award agreements under the 2015 Omnibus Plan, any unvested stock options held by our named executive officers will be immediately forfeited, and if employment is terminated for cause or under circumstances that would have constituted termination for cause, any vested stock options will also be forfeited immediately. If employment is terminated due to death or disability, any vested stock options will remain exercisable until the earlier of one year following termination or the original term of the option. If employment is terminated for other reasons, any vested stock options will remain exercisable until the earlier of three months following termination or the original term of the option.

As described above, pursuant to Mr. Rondeau’s employment agreement, any unvested options or other unvested equity awards that would have vested in the calendar year in which his termination occurs will vest on a termination without cause by the Company or by him for good reason.

Restrictive covenants

Pursuant to his respective employment agreement, Messrs. Rondeau, Lively, Miller, Sopkin and Moore are each bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for a period of time (Messrs. Rondeau, Miller and Sopkin, one year; and Messrs. Lively and Moore, two years) following termination of employment.

Estimated severance payments

The following tables set forth the dollar value of the estimated payments and benefits that would have become payable to Messrs. Rondeau, Lively, Miller and Sopkin in each of the termination scenarios described above, assuming the applicable triggering event occurred on December 31, 2017. For the reasons set forth above, Mr. Moore is not included in the tables below.

Christopher Rondeau

Name	Disability	Termination by the Company Without Cause/Resignation for Good Reason	Termination by the Company for Cause/Resignation Without Good Reason
Severance payments plus pro rata bonus (1)	$233,333	$1,540,000	$1,540,000
Accelerated vesting of stock options (2)	—	—	—
Value of health and welfare benefits	5,068	15,204	15,204
Total	$238,401	$1,555,204	$1,555,204

(1)	Because the termination is assumed to have occurred on December 31, 2017, the estimated “Severance payment” includes the full amount of Mr. Rondeau’s target bonus amount for 2017.
(2)	Because the termination is assumed to have occurred on December 31, 2017, no amounts have been included with respect to the acceleration of stock options in the year in which the termination occurs.

Dorvin Lively

Name	Disability	Termination by the Company Without Cause/Resignation for Good Reason	Termination by the Company for Cause/Resignation Without Good Reason
Severance payments	$125,000	$500,000	$500,000
Accelerated vesting of stock options	—	—	—
Value of health and welfare benefits	2,673	10,692	10,692
Total	$127,673	$510,692	$510,692

Craig Miller

	Disability	Termination by the Company Without Cause/Resignation for Good Reason	Termination by the Company for Cause/Resignation Without Good Reason
Severance payments	—	$175,000	$175,000
Accelerated vesting of stock options	—	—	—
Value of health and welfare benefits	—	3,054	3,054
Total	—	$178,054	$178,054

Rob Sopkin

	Disability	Termination by the Company Without Cause/Resignation for Good Reason	Termination by the Company for Cause/Resignation Without Good Reason
Severance payments	—	$175,000	$175,000
Accelerated vesting of stock options	—	—	—
Value of health and welfare benefits	—	7,602	7,602
Total	—	$182,602	$182,602

PROPOSAL 4:

Advisory Vote on Named Executive Officer Compensation

The Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2017. The Board of Directors is asking shareholders to vote to approve, on a non-binding advisory basis, our named executive officer compensation by voting “FOR” the following resolution:

“RESOLVED, that the shareholders of Planet Fitness, Inc. APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the section titled “Compensation Discussion and Analysis”, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Provide base salaries that are consistent with similar positions in similar companies;

•	Directly connect incentive pay to company performance and achievement of corporate goals;

•	Align the interests of our named executive officers with those of our stockholders;

•	Provide benefits to our named executive officers that are modest and generally the same as those provided to our other employees; and

•	Attract, motivate and retain talented executives in a competitive environment.

The Board is asking shareholders to support this proposal. This proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. Although the vote we are asking you to cast is advisory and non-binding, the compensation committee and the Board value the views of our shareholders as expressed in their votes. The Board and compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board recommends a vote FOR Proposal 4, Advisory Vote on Named Executive Officer Compensation.

PROPOSAL NO. 5

Advisory Vote on the Frequency of the Advisory Vote on Named Executive Officer Compensation

The Board is asking shareholders to vote, on a non-binding advisory basis, on how frequently we should present to shareholders the advisory vote on executive compensation. The Company is required to submit to a shareholder vote at least once every six years whether advisory votes on executive compensation should be presented every one, two or three years.

Shareholders will specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. After careful consideration of the frequency alternatives, the Board believes that a ONE YEAR frequency for conducting an advisory vote on executive compensation is appropriate for the Company and its shareholders at this time.

The frequency of future advisory votes on executive compensation selected by stockholders will be the frequency receiving the highest number of votes cast. Although this vote is advisory and non-binding on the Company, the Board and the compensation committee will carefully consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of advisory votes on executive compensation.

The Board recommends a vote FOR the option of ONE YEAR on the frequency for conducting the Advisory Vote on Named Executive Officer Compensation.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for their service during 2017. Directors who are affiliated with TSG do not receive compensation for their service as directors. Mr. Rondeau receives no additional compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Rondeau as an employee during 2017 is reflected in the section titled “—Summary Compensation Table”.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
David Berg	41,123	46,194	87,317
Stephen Spinelli, Jr.	46,774	100,521	147,295
Frances Rathke	43,434	92,698	136,132
Craig Benson (2)	21,467	74,570	96,037
Cammie Dunaway (3)	—	92,491	92,491
Marc Grondahl (4)	—	—	—
Michael Layman (5)	—	—	—
Pierre LeComte (5)	—	—	—
Edward Wong (5)	—	—	—
Charles Esserman (5)	—	—	—

(1)

Represents the grant date fair value of restricted stock units with respect to shares of our Class A common stock, which were granted for service as a director in 2017, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The underlying valuation assumptions are discussed in Note 12 to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K for the year ended December 31, 2017. As of December 31, 2017, Mr. Berg held 3,811 unvested restricted stock units, Dr. Spinelli held 3,158 unvested restricted stock units, Ms. Rathke held 3,099 unvested restricted stock units, Gov. Benson held 3,122 unvested restricted stock units and Ms. Dunaway held 3,028 unvested restricted stock units.

(2)	Gov. Benson was appointed to our Board on July 27, 2017. Gov. Benson previously served as a member of our Board from 2007 through 2015.
(3)	Ms. Dunaway was appointed to our Board on October 10, 2017.
(4)

Mr. Grondahl resigned from our Board effective February 1, 2017. As a co-founder, Mr. Grondahl was not eligible to receive compensation for his service on our Board under our non-employee director compensation program described below.

(5)

Messrs. Layman, LeComte and Wong resigned from our Board on May 9, 2017 and Mr. Esserman resigned from our Board on November 17, 2017. Messrs. Layman, LeComte, Wong and Esserman are all affiliated with TSG and did not receive compensation for their service on our Board under our non-employee director compensation program described below.

Non-Employee Director Compensation Program

Pursuant to our non-employee director compensation program as in effect during 2017, each member of our Board who is not an employee and who is not affiliated with TSG is eligible to receive an annual cash retainer payment of $50,000 and an annual grant of restricted stock units with a grant date fair market value of $50,000. The annual grant of restricted stock units generally vests in full on the first anniversary of the date of grant, subject to the director’s continued service as a member of our Board through the vesting date. In addition, under this program, eligible directors receive the following additional cash retainers on an annual basis for service as the chair of the committees of our Board: audit committee chair—$15,000; compensation committee chair—$12,000; and nominating and corporate governance committee chair—$10,000. Effective October 1, 2017, our non-employee director compensation program was amended: (1) to increase the fair market value of the annual grant of restricted stock units to $80,000, (2) to add an additional annual cash retainer of $55,000 for the Chair of the Board, (3) to add member fees of $7,500 and $5,000 for members of the audit committee and the compensation committee, respectively, and (4) to permit eligible directors to elect to receive shares of Class A common stock in lieu of their annual cash retainer payments.

On February 27, 2018, the Board adopted stock ownership guidelines for our non-employee directors and executive officers, described above under which our non-employee directors are required to acquire and own stock or stock equivalents in an amount equal to five times the annual retainer for our non-employee directors.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of March 12, 2018.

Name	Age	Position
Chris Rondeau	45	Chief Executive Officer and Director
Dorvin Lively	59	President & Chief Financial Officer
Craig Miller	56	Chief Digital & Information Officer
Rob Sopkin	54	Chief Development Officer

Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer from 2003 to January 2013. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role working side by side with them to develop and refine the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry.

Dorvin Lively has served as our Chief Financial Officer since July 2013 and since May 2017 has served as our President & Chief Financial Officer. Mr. Lively, a 30-year veteran of corporate finance for various retail and consumer-products companies, leads our technology, franchise development, construction and real estate functions, as well as finance and strategic long-term planning. Prior to joining Planet Fitness, from August 2011 to July 2013, Mr. Lively served as Executive Vice President, Chief Financial Officer, interim Chief Executive Officer and Chief Administrative Officer for RadioShack Corporation. In these positions, Mr. Lively led the company’s finance, treasury, financial planning, investor relations, supply chain and dealer franchise functions. Prior to RadioShack, Mr. Lively served as Chief Financial Officer at Ace Hardware Corp. His experience also includes previous positions at Maidenform Brands, Toys R Us, The Reader’s Digest Association and Pepsi-Cola International. Mr. Lively is a Certified Public Accountant (Inactive) and received his Bachelor’s Degree from the University of Arkansas.

Craig Miller has served as Chief Digital & Information Officer of Planet Fitness since September 2017, where he drives the vision and leadership of the Company’s technology innovation as well as managing its digital information systems. Miller brings more than 20 years of experience in building industry-leading technology systems and innovative customer facing applications within prominent consumer companies. Most recently, he served as Senior Vice President and Chief Information and Technology Officer at Sonic Drive-In, where he was responsible for developing and executing the technology transformation strategies and services, including customer experience, digital engagement, store operations, advanced analytics, and corporate solutions. Prior to joining Sonic, he served as Executive Vice President and Chief Information Officer at Movie Gallery/Hollywood Video where he led strategic planning and development for the implementation of a new retail technology portfolio for all business functions. Mr. Miller previously held several senior technology roles at Bank of America, PepsiCo, and a software development firm that specialized in large-scale enterprise solutions and consumer products. He received his Bachelor’s degree from SUNY Stony Brook and Master’s from the Polytechnic Institute of New York University.

Rob Sopkin has served as Chief Development Officer of Planet Fitness since September 2017, after most recently serving as Chief Real Estate Officer at Dean & Deluca. With over two decades of regional and national real estate experience, he is responsible for driving the development and overall system-wide growth for Planet Fitness. Specifically, he leads the Company’s teams in market analysis and strategy, planning and development, franchisee recruitment and selection, real estate, construction and design. Previously in his career, Mr. Sopkin spent 18 years at Starbucks, most recently serving as the Managing Vice President of U.S. Store Development, leading U.S. store development and overseeing the integration of Starbucks’ store development with licensed stores in Canada and internationally. In 2006 he was selected to NY Magazine’s “The Influentials” list. He received his Bachelor’s Degree from the University of Illinois at Urbana-Champaign.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of March 12, 2018. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.

In connection with the recapitalization transactions as part of our IPO, we issued to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”) one share of our Class B common stock for each Holdings Unit that they held. Each Continuing LLC Owner has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions.”

The percentage of shares beneficially owned is computed on the basis of 87,505,487 shares of our Class A common stock outstanding, and 10,892,740 shares of our Class B common stock outstanding as of March 12, 2018. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842.

	Class A common stock beneficially owned (1)
Name of beneficial owner	Number	Percentage
5% Stockholders
The Vanguard Group (2)	7,096,004	8.1%
AllianceBernstein L.P. (3)	5,404,975	6.2%
Bank of New York Mellon Corporation (4)	5,400,935	6.2%
BlackRock, Inc. (5)	5,383,805	6.2%

Directors and Named Executive Officers
Chris Rondeau (6)	6,979,373	7.4%
Dorvin Lively (7)	755,452	*
Craig Benson (8)	154,652	*
Stephen Spinelli, Jr. (9)	124,052	*
David Berg	5,967	*
Frances Rathke	2,977	*
Cammie Dunaway	379	*
Craig Miller	—	*
Rob Sopkin	—	*
All executive officers and directors as a group (9 persons) (11)		8.4%

	Class B common stock beneficially owned (1)
Name of beneficial owner	Number	Percentage
5% Stockholders
Marc Grondahl (10)	2,367,695	21.7%

Directors and Named Executive Officers
Chris Rondeau (6)	6,868,310	63.1%
Dorvin Lively (7)	955,013	8.8%
Craig Benson (8)	149,052	1.4%
Stephen Spinelli, Jr. (9)	123,085	1.1%
David Berg	—	*
Frances Rathke	—	*
Cammie Dunaway	—	*
Craig Miller	—	*
Rob Sopkin	—	*
All executive officers and directors as a group (9 persons) (11)		74.3%

*	Less than one percent
(1)

Subject to the terms of the exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Recapitalization transactions in connection with our IPO—Exchange agreement.” In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be cancelled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.
(2)	Based on a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2018.
(3)	Based on a Schedule 13G filed by AllianceBernstein L.P. with the SEC on February 13, 2018.
(4)

Based on a Schedule 13G filed by The Bank of New York Mellon Corporation with the SEC on February 7, 2018. The Bank of New York Mellon Corporation has sole voting power over 5,151,184 shares and sole dispositive power over 5,177,905 shares, and has shared voting power over 0 shares and shared dispositive power over 223,030 shares, for a total of 5,400,935 shares (representing 6.2% of our class A common stock); BNY Mellon IHC, LLC has sole voting power over 4,560,478 shares and sole dispositive power over 4,587,199 shares, and has shared voting power over 0 shares and shared dispositive power over 223,030 shares, for a total of 4,810,229 shares (representing 5.5% of our class A common stock; and MBC Investments Corporation has sole voting power over 4,560,478 shares and sole dispositive power over 4,587,199 shares, and has shared voting power over 0 shares and shared dispositive power over 223,030 shares, for a total of 4,810,229 shares (representing 5.5% of our class A common stock). The principal business address of the Bank of New York Mellon Corporation, BNY Mellon IHC, LLC and MBC Investments Corporation is 225 Liberty Street, New York, New York 10286.

(5)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 1, 2018.
(6)

Includes 6,868,310 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Rondeau, all of which have vested and 111,063 Class A common stock options that have vested or will vest within 60 days.

(7)

Reflects 955,013 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Lively, 729,741 of which have vested or will vest within 60 days, as well as 25,711 Class A common stock options that will vest within 60 days.

(8)

Reflects 5,600 shares of Class A common stock and 149,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Gov. Benson, all of which have vested.

(9)	Reflects 124,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Dr. Spinelli, all of which have vested.
(10)	Reflects 2,367,695 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Grondahl, all of which have vested.
(11)

Reflects 8,095,460 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by our current directors and executive officers as a group, 7,871,155 of which have vested or will vest within 60 days, 5,600 shares of Class A common stock, and 147,064 Class A common stock options that have vested or will vest within 60 days.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares (2)	Number of Securities Remaining Available For Future Issuance Under Equity Plans (excluding securities related in column (a))
Equity compensation plans approved by security holders (1)	934,424	$19.59	6,918,815
Equity compensation plans not approved by security holders	—	—	—

Total	934,424	$19.59	6,918,815

(1)	Total reflects outstanding stock options and restricted stock units granted pursuant to the 2015 Omnibus Incentive Plan as of December 31, 2017.
(2)

Outstanding restricted stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation. Had the outstanding restricted stock units been included in the calculation of the weighted average exercise price, the price would have been $19.65.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended December 31, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Franchisee relationships

Denis Rondeau, father of Chris Rondeau, our Chief Executive Officer and a member of our Board, was also a Planet Fitness franchisee until March 2017. Mr. Rondeau, through his ownership interest in Freedom Fitness, LLC, entered into an ADA with us dated December 10, 2009, under which he opened 8 stores as of December 31, 2016, for each of which he entered into a franchise agreement. In March 2017, Mr. Rondeau sold all 8 stores and his territorial rights and development obligations to a current Planet Fitness franchisee. In 2017, Mr. Rondeau paid royalties and fees to us, which totaled approximately $96,651. The terms of Mr. Rondeau’s ADA and franchise agreements were commensurate with other franchise agreements executed during the same time period.

Marc Grondahl was a member of our Board until February 1, 2017. Through his ownership interest in MG ADA Two Investor LLC, he entered into an ADA with us dated December 21, 2015 under which the developer is obligated to open 28 Planet Fitness stores and for which ADA fees were paid to us totaling $280,000. Four stores have been opened under this ADA as of December 31, 2017. Through his ownership interest in CM3 Holdings LLC, Mr. Grondahl entered into two ADAs, both dated August 23, 2017, under the terms of which the developer is obligated to open 25 Planet Fitness stores, and for which ADA and Transfer fees were paid to us totaling $270,000. Nine stores were opened under these ADAs as of December 31, 2017. In 2017, the Company received royalty fees under Mr. Grondahl’s FAs, which totaled approximately $534,784. The Company also received fees for equipment purchases for the clubs under Mr. Grondahl’s FAs, as required by the terms of his franchise agreements. The equipment purchases for the clubs under Mr. Grondahl’s FAs totaled approximately $1,464,128 in 2017. The terms of Mr. Grondahl’s ADAs and franchise agreements are commensurate with other ADAs and franchise agreements executed under the same circumstances.

Gov. Craig Benson was appointed to our Board on July 27, 2017. Through his ownership interest in BL Technologies Investments, LLC he entered into an ADA with us dated October 3, 2012, under which the developer is obligated to open 35 Planet Fitness stores and for which ADA fees were paid to us totaling $350,000. Fourteen stores have been opened under this ADA as of December 31, 2017. In 2017, the Company received royalty fees under Gov. Benson’s FAs, which totaled approximately $1,498,164. The Company also received fees for equipment purchases for the clubs under Gov. Benson’s FAs, as required by the terms of his franchise agreements. The equipment purchases for the clubs under Gov. Benson’s FAs totaled approximately $1,999,978 in 2017. The terms of Gov. Benson’s ADA and franchise agreements are commensurate with other franchise agreements executed under the same circumstances.

In addition, Chris Rondeau and Marc Grondahl are owners of PFP Direct Loan LLC and PF Principals, LLC, which directly and indirectly have provided financing to a limited number of qualified Planet Fitness franchisees to fund leasehold improvements and other related expenses, as one of several financing providers available to franchisees. Our Company does not participate in these transactions.

Leases

On June 23, 2008, we entered into a lease agreement with MMC Fox Run, LLC for our headquarters in Newington, New Hampshire. The lease agreement was amended on November 1, 2011 and again on November 8, 2012. On November 8, 2013, we entered into a new office lease for the same location. MMC Fox Run, LLC is owned by Chris Rondeau and Marc Grondahl. In August 2017, in connection with the move of our corporate headquarters, we negotiated a buyout with the landlord of our Newington headquarters for the remaining term of our lease. In 2017, we paid MMC Fox Run, LLC an aggregate of approximately $198,869 in rent and an aggregate of approximately $700,000 to buy out the remaining term of our lease.

On March 1, 2010, we entered into a lease agreement with Matthew Michael Realty, LLC for a corporate-owned store in Dover, New Hampshire. Matthew Michael Realty, LLC is currently owned by Mr. Michael Grondahl, an original co-founder of Planet Fitness and brother of Marc Grondahl. Pursuant to the lease agreement, the initial lease term is for approximately fourteen years and expires on April 20, 2024. In 2017, we paid an aggregate of approximately $466,230 in rent to Matthew Michael Realty, LLC.

On June 3, 2008, we entered into a lease agreement with PF Melville Realty Co., LLC for our corporate-owned store in Melville, New York. PF Melville Realty Co., LLC is currently owned by Michael Grondahl. The initial lease term is for fifteen years. In 2017, we paid an aggregate of approximately $557,368 in rent to PF Melville Realty Co., LLC.

The results of operations of Matthew Michael Realty, LLC and PF Melville Realty Co., LLC are consolidated with the Company in our consolidated financial statements included in our 2017 Annual Report on Form 10-K. For further information, see Note 2 to our consolidated financial statements filed with our 2017 Annual Report on Form 10-K.

Other contractual relationships

Gov. Craig Benson is an approximately ten and one-half percent (10.5%) owner of Airpointe of New Hampshire, Inc. (DBA Radianse Systems), which is an amenity tracking compliance software vendor to certain corporate-owned Planet Fitness stores and approximately 300 franchise stores. We have engaged Radianse to provide amenity tracking compliance software services to certain corporate-owned stores and to make this service available to all franchise locations. We paid an immaterial amount of fees to Radianse in the year ended December 31, 2017.

For further information, see Notes 2(a), 3 and 10 to our consolidated financial statements filed with our 2017 Annual Report on Form 10-K.

Recapitalization Transactions in Connection with our IPO

These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2017 Annual Report on Form 10-K.

Exchange agreement

In connection with our IPO, we and the Continuing LLC Owners entered into an exchange agreement under which they (or certain permitted transferees) have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with a corresponding number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. At our election, acting by a majority of the disinterested members of our Board pursuant to the exchange agreement, we may elect to redeem the Holdings Units for cash when tendered for exchange. We may not elect to pay cash if a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is available for the issuance in connection with the exchange or the subsequent resale. The exchange agreement also provides that a Continuing LLC Owner will not have the right to exchange Holdings Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject. As a Continuing LLC Owner exchanges Holdings Units for shares of Class A common stock, the number of Holdings Units held by Planet Fitness, Inc. is correspondingly increased as it acquires the exchanged Holdings Units, and a corresponding number of shares of Class B common stock are cancelled. The parties to the Exchange Agreement amended the agreement on August 30, 2016, to, among other things, permit management Holdings Unit-holders to exchange such Holdings Units at any time, from time to time, in accordance with applicable law, contractual obligations and Company policies.

Tax receivable agreements

Future and certain past exchanges of Holdings Units for shares of our Class A common stock (or cash) are expected to produce and have produced favorable tax attributes for us. We are a party to two tax receivable agreements. Under the first of those agreements, we are generally required to pay to certain existing and previous equity owners of Pla-Fit Holdings, LLC (the “TRA Holders”) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we are generally required to pay to TSG AIV II-A L.P and TSG PF Co-Investors A L.P. (the “Direct TSG Investors”) 85% of the amount of cash savings, if any, that we are deemed to realize as a result of the tax attributes of the Holdings Units that we held in respect of the Direct TSG Investors’ previous equity interest in us, which resulted from the Direct TSG Investors’ purchase of interests in our 2012 acquisition (the “2012 Acquisition”) by investment funds affiliated with TSG, and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.

The payment obligations under the tax receivable agreements are obligations of Planet Fitness, Inc., and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with all past and future exchanges and sales of Holdings Units as described above would aggregate to approximately $647.8 million over the remaining term of the tax receivable agreements based on a price of $34.63 per share of our Class A common stock (the closing price per share of our Class A common stock on the New York Stock Exchange (“NYSE”) on December 29, 2017) and assuming all future sales had occurred on such date. Under such scenario, we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $550.6 million, over the applicable period under the tax receivable agreements. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the TRA Holders’ ownership of our shares.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the TRA Holders, the price of our Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest. Payments under the tax receivable agreements are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest (generally calculated using one-year LIBOR), depending on the tax receivable agreements and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. The tax receivable agreements provide for interest, at a rate equal to one-year LIBOR, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements provide for interest to accrue on unpaid payments, at a rate equal to one-year LIBOR plus 500 basis points.

Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we are deemed to realize in respect of the attributes to which the tax receivable agreements relate.

The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.

As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of December 31, 2017, based on a share price of $34.63 per share of our Class A common stock (the closing price of our Class A common stock on the NYSE as of December 29, 2017) and a discount rate equal to 3.1%, we estimate that we would have been required to pay $427.7 million in the aggregate under the tax receivable agreements.

Funds used by Pla-Fit Holdings to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that Pla-Fit Holdings will be required to make may be substantial and will likely exceed (as a percentage of Pla-Fit Holdings’ net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer.

As a result of potential differences in the amount of net taxable income allocable to us and to the Continuing LLC Owners, as well as the use of an assumed tax rate in calculating Pla-Fit Holdings’ distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreements. To the extent, as currently expected, we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Pla-Fit Holdings, the Continuing LLC Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Holdings Units.

If the IRS or a state or local taxing authority challenges the tax basis adjustments and/or deductions that give rise to payments under the tax receivable agreements and the tax basis adjustments and/or deductions are subsequently disallowed, the recipients of payments under the agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the tax receivable agreements and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments and/or deductions are disallowed, our payments under the tax receivable agreements could exceed our actual tax savings, and we may not be able to recoup payments under the tax receivable agreements that were calculated on the assumption that the disallowed tax savings were available.

Pla-Fit Holdings amended and restated limited liability company agreement

In connection with the recapitalization transactions related to our IPO, the limited liability company agreement of Pla-Fit Holdings was amended and restated August 5, 2015, which was subsequently amended July 1, 2017 (the “Pla-Fit Holdings LLC Agreement”). As a result of the recapitalization transactions and our IPO, we hold

Holdings Units in Pla-Fit Holdings indirectly through wholly owned subsidiaries and are the sole managing member of Pla-Fit Holdings. Accordingly, we operate and control all of the business and affairs of Pla-Fit Holdings and, through Pla-Fit Holdings and its operating subsidiaries, conduct our business. Our principal asset is our ownership of Holdings Units in Pla-Fit Holdings. As such, we have no independent means of generating revenue. Pla-Fit Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its Holdings Units, including us. Accordingly, we incur income taxes on our allocable share of any taxable income of Pla-Fit Holdings, and also incur expenses related to our operations.

Pursuant to the Pla-Fit Holdings LLC Agreement, as managing member, Planet Fitness, Inc. has the right to determine when distributions will be made by Pla-Fit Holdings to holders of Holdings Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holder of Holdings Units (including Planet Fitness, Inc. and its subsidiaries) pro rata in accordance with the percentages of their respective Holdings Units.

The holders of Holdings Units, including Planet Fitness, Inc. and its subsidiaries, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Pla-Fit Holdings. Net profits and net losses of Pla-Fit Holdings will generally be allocated to holders of Holdings Units (including Planet Fitness, Inc.) pro rata in accordance with the percentages of their respective Holdings Units, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.

The Pla-Fit Holdings LLC Agreement provides that Pla-Fit Holdings will make cash distributions, which we refer to as “tax distributions,” to the holders of Holdings Units. Generally, these tax distributions will be computed based on the net taxable income of Pla-Fit Holdings allocable to the holders of Holdings Units multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual or corporate resident in Hampton, New Hampshire (taking into account, among other things, the deductibility of certain expenses and certain adjustments relating to the calculation of state taxes). For purposes of determining the taxable income of Pla-Fit Holdings, such determination will be made by generally disregarding any adjustment to the taxable income of any member of Pla-Fit Holdings that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in Pla-Fit Holdings in future exchange or sale transactions. We expect Pla-Fit Holdings may make tax distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the tax receivable agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.

The Pla-Fit Holdings LLC Agreement also provides that substantially all expenses incurred by or attributable to Planet Fitness, Inc. will be borne or reimbursed by Pla-Fit Holdings, but Pla-Fit Holdings will not bear the cost of our income tax expenses, obligations incurred by us under the tax receivable agreements or payments on indebtedness incurred by us other than to pay operating expenses that otherwise would be borne by Pla-Fit Holdings.

We have caused Pla-Fit Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including ordinary course payments due under the tax receivable agreements. However, its ability to make such distributions in the future will be subject to various limitations and restrictions, including contractual restrictions under our senior secured credit facility. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations (including as a result of an acceleration of our obligations under the tax receivable agreements), we may have to borrow funds and thus our liquidity and financial condition could be materially and adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year LIBOR plus 500 basis points until paid.

Registration rights agreement

In connection with the recapitalization transactions related to our IPO, we entered into a registration rights agreement with all of the Continuing LLC Owners and Direct TSG Investors, which include certain employees and directors that hold Holdings Units. The registration rights agreement provides Christopher Rondeau with certain demand registration rights, including shelf registration rights, in respect of any shares of our Class A common stock held by him, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to certain employees and directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of the employees and directors party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. The parties to the Registration Rights Agreement amended the agreement on August 30, 2016 to, among other things, provide that we are not obligated to file a registration statement with respect to the exchange of Holdings Units and Class B common stock for Class A common stock.

Indemnification agreements

Prior to the completion of our IPO, we entered into indemnification agreements with each of our then-serving directors. We have since entered into indemnification agreements with each new director who has joined our board of directors after completion of our IPO. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Related person transactions policy

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed our 2017 audited financial statements with management.

The Audit Committee has discussed with our independent auditors the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for 2017 for filing with the SEC.

The Audit Committee also has appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Respectfully submitted, THE AUDIT COMMITTEE Frances Rathke, Chair Stephen Spinelli, Jr. David Berg

ADDITIONAL INFORMATION

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2019 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on November 22, 2018.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our 2019 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2019 annual meeting must notify us no earlier than January 2, 2019 and no later than February 1, 2019. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2019 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire, 03842, or by email at investor@planetfitness.com.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.planetfitness.com.

Householding

Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (203) 682-8200, by mail at Investor Relations, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842, or by email at investor@planetfitness.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on May 1, 2018. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Other Matters

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

Appendix A

THE PLANET FITNESS, INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

Section 1.    Defined Terms

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

Section 2.    Purpose of Plan

The Plan is intended to enable Eligible Employees of the Company and its Designated Subsidiaries to use payroll deductions to purchase shares of Stock, and thereby acquire an interest in the future of the Company. Initially the Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. From and after such date as the Company, in its discretion determines that the Plan is able to satisfy the requirements under Section 423 of the Code and that it will operate the Plan in accordance with such requirements (such date, the “Section 423 Effective Date”), the Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and will be operated and construed accordingly. Except as specifically provided under Section 4, and unless the Plan is amended pursuant to Section 20, the operative terms of the Plan as in effect on the Effective Date will remain the same on and after the Section 423 Effective Date.

Section 3.    Options to Purchase Stock

Subject to adjustment pursuant to Section 18, the maximum aggregate number of shares of Stock available for purchase pursuant to the exercise of Options granted under the Plan to Eligible Employees will be 1,000,000 shares. The shares of Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction, all as the Board may determine. If any Option granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will again be available for purchase pursuant to the exercise of Options under the Plan. If, on an Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares of Stock then available under the Plan (after deduction of all shares of Stock for which Options have been exercised or are then outstanding), the Administrator shall make a pro rata allocation of the shares of Stock remaining available for the Option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Administrator shall give written notice to each Participant of such reduction of the number of Options affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

Section 4.    Eligibility

Subject to Section 15, and any exceptions and limitations set forth in Section 6, or as may be provided elsewhere in the Plan, each Employee who (a) has been continuously employed by the Company or a Designated Subsidiary for at least ninety (90) days as of the first day of any Option Period, (b) customarily works twenty (20) hours or more per week, (c) is not a “highly compensated employee” that is an “officer” of the Company subject to Section 16 of the Exchange Act, and (d) satisfies the requirements set forth in the Plan will be an Eligible Employee. Notwithstanding the above, an Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee is also a citizen of the United States or resident alien in the United States) shall not be an Eligible Employee with respect to the Plan if the grant of an Option to such Employee is prohibited under the laws of the Employee’s foreign jurisdiction or compliance with the laws of the foreign jurisdiction

i

would cause the Plan or an Option to violate the requirements of Section 423, to the extent applicable. Furthermore, in no event may an Employee be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any. The Administrator may, for Option Periods that have not yet commenced, establish additional eligibility requirements not inconsistent with Section 423, to the extent applicable.

Notwithstanding any of the foregoing, for any Option Period prior to the Section 423 Effective Date, only a full-time employee who otherwise satisfies the eligibility criteria set forth above will be an Eligible Employee.

Section 5.    Option Periods

The Plan will generally be implemented by a series of “Option Periods”. Unless otherwise determined by the Administrator, the Option Periods will be the six-month periods commencing January 1 and ending June 30 and commencing July 1 and ending December 31 of each year. Each June 30 and December 31 will be an “Exercise Date”. The Administrator may change the Exercise Date and the commencement date, ending date and duration of the Option Periods to the extent permitted by Section 423, to the extent applicable.

Section 6.    Option Grant

Subject to the limitations set forth in Section 4 and Section 10 and the Maximum Share Limit, on the first day of an Option Period, each Participant automatically will be granted an Option to purchase shares of Stock on the Exercise Date, provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

Section 7.    Method of Participation

To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction and participation authorization form in accordance with the procedures prescribed by and in a form acceptable to the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Option Period. Such an Eligible Employee will remain a Participant with respect to subsequent Option Periods until his or her participation in the Plan is terminated as provided herein. Such payroll deduction and participation authorization must be delivered no later than ten (10) business days prior to the first day of an Option Period, or such other time as specified by the Administrator.

A Participant’s authorization will remain in effect for subsequent Option Periods unless the Participant files a new authorization not less than ten (10) business days prior to the first day of an Option Period (or such other time as specified by the Administrator) or the Participant’s Option is cancelled pursuant to Section 15 or Section 16. Exempt as otherwise determined by the Administrator, during an Option Period, payroll deduction authorizations may not be increased or decreased, except that a Participant may terminate his or her payroll deduction authorization by canceling his or her Option in accordance with Section 15.

Except as otherwise determined by the Administrator, each payroll deduction authorization will request payroll deductions in an amount (expressed as a whole percentage) between one percent (1%) and ten percent (10%) of the employee’s total compensation per payroll period, including base pay or base salary, overtime, shift differentials, bonuses and commissions. If the Administrator determines that another limit shall be imposed on maximum payroll deductions hereunder or that eligible compensation shall be defined in a different manner, determinations shall be made in a manner that satisfies the requirements of Treasury Regulation §1.423-2(f)(2), to the extent applicable.

All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account. Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

Section 8.    Method of Payment

A Participant must pay for shares of Stock purchased upon the exercise of an Option with accumulated payroll deductions credited to the Participant’s Account.

Section 9.    Purchase Price

The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423, to the extent applicable) of one of the following, as selected by the Administrator prior to the commencement of the relevant Option Period:

(a) the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 (i.e., the first day of the Option Period);

(b) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 (i.e., the Exercise Date); or

(c) the lesser of (a) and (b).

Section 10.    Exercise of Options

Subject to the limitations set forth in Section 6 and this Section 10, with respect to each Option Period, on the applicable Exercise Date, each Participant will be deemed to have exercised his or her Option and the accumulated payroll deductions in the Participant’s Account will be applied to purchase the greatest number of whole shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price, provided, however, that no more than 2,500 shares of Stock may be purchased by a Participant on any Exercise Date, or such lesser number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”). As soon as practicable thereafter, shares of Stock so purchased will be placed, in book-entry form, into a record keeping account in the name of the Participant. No fractional shares will be purchased. Prior to the commencement of an Option Period, the Administrator shall determine whether any payroll deductions accumulated in a Participant’s Account that are not sufficient to purchase a full share will be retained in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 15 hereof, or returned to the Participant or his or her designated beneficiary or legal representative, as applicable, without interest, as soon as administratively practicable after the Exercise Date or earlier withdrawal, as applicable.

Except as provided above with respect to fractional shares, any amount of payroll deductions in a Participant’s Account that are not used for the purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant or his or her designated beneficiary or legal representative, as applicable, without interest, as soon as administratively practicable after such withdrawal or other event, as applicable.

If the Participant’s accumulated payroll deductions on the Exercise Date would otherwise enable the Participant to purchase shares of Stock in excess of the limits specified in Section 6 or the Maximum Share Limit, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.

Notwithstanding any provision of the Plan to the contrary, no Option may be exercised after 27 months from its grant date.

Section 11.    Restrictions on Transfer; Plan Accounts; Disqualifying Dispositions

By electing to participate in the Plan, each Participant agrees to be subject to the restrictions and covenants set forth in this Section 11.

Shares of Stock purchased under the Plan by a Participant may be subject to such restrictions on transfer, sale, pledge or alienation of such shares as determined by the Administrator.

Further, for such period determined by the Administrator, all shares of Stock purchased under the Plan by a Participant will be subject to a restriction prohibiting the transfer of such shares of Stock by the Participant from the account where such shares of Stock are initially held until such shares are sold through the Plan’s custodian and record keeper.

By electing to participate in the Plan, each Participant agrees to provide such information about any transfer of Stock acquired under the Plan that occurs within two years after the first day of the Option Period in which such Stock was acquired and within one year after the acquisition of such Stock as may be requested by the Company or any Designated Subsidiary in order to assist such entity in complying with applicable tax laws.

Section 12.    Interest

No interest will be payable on any amount held in the Account of any Participant.

Section 13.    Taxes

Payroll deductions will be made on an after-tax basis. The Administrator will have the right, as a condition to exercising an Option, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local income or other taxes incurred by reason of the exercise of the Option and/or the purchase or disposition of shares of Stock under the Plan. In the Administrator’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the minimum statutory amounts required to be withheld.

Section 14.    Section 409A; Limitation of Liability

Prior to the Section 423 Effective Date, the Plan and all Options are intended to be exempt from Section 409A of the Code as “short-term deferrals” within the meaning of Treasury Regulation §1.409A-1(b)(4), and following the ESPP Effective Date, as “statutory stock options” within the meaning of Treasury Regulation §1.409A-1(b)(5)(ii), and the Plan and the Options will be interpreted and administered accordingly. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Administrator, nor any Person acting on behalf of the Company or the Administrator, will be liable to any Participant or other Person by reason of any acceleration of income, any additional tax, or any other tax or liability asserted by reason of the failure of the Plan or any Option to be exempt from or satisfy the requirements of Section 409A of the Code.

Section 15.    Cancellation and Withdrawal

A Participant who holds an Option under the Plan may cancel all (but not less than all) of his or her Option and terminate his or her payroll deduction authorization by revoking such authorization by written notice delivered to the Administrator, which, to be effective with respect to an upcoming Exercise Date, must be delivered not later than ten (10) business days prior to such Exercise Date (or such other time as specified by the Administrator). Upon such termination and cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter.

A Participant who makes a hardship withdrawal from a 401(k) Plan will be deemed to have terminated his or her payroll deduction authorization for subsequent payroll dates relating to the then current Option Period as of the date of such hardship withdrawal and amounts accumulated in the Participant’s Account as of such date will be returned to the Participant, without interest, as soon as administratively practicable thereafter. An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in Option Periods commencing after the date of his or her hardship withdrawal until the first Option Period that begins at least six months after the date of his or her hardship withdrawal.1

Section 16.    Termination of Employment; Death of Participant

Upon the termination of a Participant’s employment with the Company (or a Designated Subsidiary, as applicable) for any reason or the death of a Participant during an Option Period prior to an Exercise Date, or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Option held by him or her under the Plan will be deemed canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.

Section 17.    Equal Rights; Participant’s Rights Not Transferable

All Participants granted Options under the Plan will have the same rights and privileges consistent with the requirements set forth in Section 423, to the extent applicable. Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section 17, as determined by the Administrator in its sole discretion, any Options held by him or her may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest, all of the Participant’s rights under the Plan will terminate.

Section 18.    Change in Capitalization; Merger

In the event of any change in the outstanding Stock by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares of Stock available under the Plan, the number and type of shares of Stock granted under any outstanding Options, the maximum number and type of shares of Stock purchasable under any outstanding Option, and the purchase price per share of Stock under any outstanding Option will be appropriately adjusted, provided, however, that no such adjustment will be made unless the Administrator is satisfied that it will not constitute a modification of the rights granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Section 423, to the extent applicable.

[1]

This restriction shall apply until such time as regulations governing applicable 401(k) Plans do not require suspension of contributions to the Plan when a Participant makes a hardship withdrawal from a 401(k) Plan.

v

In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of the Company, or a merger or similar transaction in which the Company is not the surviving corporation or that results in the acquisition of the Company by another person, the Administrator may, in its discretion, (a) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute Option granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation, (b) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants, and/or (c) pursuant to Section 20, terminate the Option Period on or before the date of the proposed sale, merger or similar transaction.

Section 19.    Administration of Plan; Separate Offerings; Sub-Plans

The Plan will be administered by the Administrator, which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. All determinations and decisions by the Administrator regarding the interpretation or application of the Plan will be final and binding on all Participants.

The Administrator may specify the manner in which Employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Administrator may permit Employees to provide notices and payroll deduction authorizations electronically.

Notwithstanding the foregoing provisions of this Plan to the contrary, consistent with the requirements of Section 423 of the Code, to the extent applicable, the Administrator may, in its sole discretion, amend the terms of the Plan, or an offering, and/or provide for separation offerings under the Plan in order to, among other things, reflect the impact of local law outside of the United States as applied to one or more Eligible Employees and may, where appropriate, establish one or more sub-plans to reflect to such amended provisions.

Section 20.    Amendment and Termination of Plan

The Board reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable, by action of the Board, provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423, to the extent applicable, will have no force or effect unless approved by the shareholders of the Company within 12 months before or after its adoption.

The Plan may be suspended or terminated at any time by the Company, by action of the Board. In connection therewith, the Board may provide, in its sole discretion, either that outstanding Options will be exercisable either at the Exercise Date for the applicable Option Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.

Section 21.    Approvals

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares of Stock, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

Section 22.    Participants’ Rights as Shareholders and Employees

A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares of Stock, and the shares of Stock have been issued to the Participant.

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company any Designated Subsidiary at any time.

Section 24.    Governing Law

The Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law. For purposes of litigating any dispute that arises under the Plan, such litigation shall be conducted only in the courts of New Hampshire, or the federal courts for the United States for the District of New Hampshire, and no other courts.

Section 25.    Effective Date and Term

Subject to the approval by the Company’s shareholders at the Company’s 2018 annual meeting, the Plan will become effective on May 2, 2018 (the “Effective Date”) and no rights will be granted hereunder after the earliest to occur of (a) the Plan’s termination by the Company, (b) the issuance of all shares of Stock available for issuance under the Plan or (c) the day before the ten (10)-year anniversary of the date the Company’s shareholders approve the Plan.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“401(k) Plan”: A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company or one of its Subsidiaries for the benefit of its employees.

“Account”: A payroll deduction account maintained in a Participant’s name on the books of the Company or a Designated Subsidiary.

“Administrator”: The Compensation Committee of the Board and its delegates, except that the Compensation Committee may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law. In each case, references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.

“Board”: The Board of Directors of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Planet Fitness, Inc.

“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee of the Board from time to time as eligible to participate in the Plan. Exhibit B sets forth the Designated Subsidiaries as of the Effective Date.

“Effective Date”: The date set forth in Section 24 of the Plan.

“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in Section 4 of the Plan.

“Employee”: Any person who is employed by the Company or a Designated Subsidiary. For the avoidance of doubt, independent consultants and independent contractors are not “Employees”.

“Exercise Date”: The date set forth in Section 5 of the Plan or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.

“Fair Market Value”:

(a) If the Stock is readily traded on an established national exchange or trading system (including the Nasdaq Global Market), the closing price of the Stock as reported by the principal exchange on which such Stock is traded, provided, however, that if such day is not a trading day, Fair Market Value will mean the reported closing price of the Stock for the immediately preceding day that is a trading day.

(b) If the Stock is not traded on an established national exchange or trading system, the average of the bid and ask prices for such Stock where the bid and ask prices are quoted.

(c) If the Stock cannot be valued pursuant to clauses (a) or (b), the value as determined in good faith by the Board in its sole discretion.

“Maximum Share Limit”: The meaning set forth in Section 10 of the Plan.

“Option”: An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.

“Option Period”: An offering period established in accordance with Section 5 of the Plan.

“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”: An Eligible Employee who elects to enroll in the Plan.

“Plan”: The Planet Fitness, Inc. 2018 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Price”: The price per share of Stock with respect to an Option Period determined in accordance with Section 9 of the Plan.

“Section 423”: Section 423 of the Code and the regulations thereunder.

“Stock”: Class A common stock of the Company, par value $0.01 per share.

“Subsidiary”: On and after the Section 423 Effective Date, a “Subsidiary” shall be limited to a “subsidiary corporation” as defined in Section 424(f) of the Code. Prior to the Section 423 Effective Date, a “Subsidiary” may also include a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

EXHIBIT B

Designated Subsidiaries

Pla-Fit Franchise, LLC

x

PLANET FITNESS, INC. 4 Liberty Lane West Hampton, NH 03842	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of the two director nominees named in the proxy statement as set forth below:			☐	☐	☐

Nominees
01)	Christopher Rondeau	02) Frances Rathke

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
				For	Against	Abstain
2	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2018.			☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

3	Approval of the 2018 Planet Fitness Employee Stock Purchase Program.			☐	☐	☐

4	Approval of, on an advisory basis, the compensation of the Company's named executive officers.			☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

			1 year	2 years	3 years	Abstain

5	The frequency of the vote to approve, on an advisory basis, the compensation of the Company's named executive officers.		☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PLANET FITNESS, INC.
Annual Meeting of Stockholders
May 2, 2018 2:00 PM, EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dorvin Lively and Justin Vartanian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of PLANET FITNESS, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT, at Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies may vote in their discretion as to other matters that may come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side